UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Aerie Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)
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April 10, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aerie Pharmaceuticals, Inc., which will be held on Thursday, May 23, 2019, at 8:00 A.M., Eastern Time, at The St. Regis New York, located at Two East 55th Street, New York, New York 10022.

The attached Notice of the Annual Meeting of Stockholders and proxy statement describes the formal business that we will transact at the Annual Meeting.

The Board of Directors of Aerie Pharmaceuticals, Inc. has determined that an affirmative vote on each matter that calls for an affirmative vote is in the best interest of Aerie Pharmaceuticals, Inc. and its stockholders and unanimously recommends a vote “FOR” all such matters considered at the Annual Meeting.

We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”), rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and for voting over the Internet.

Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Aerie Pharmaceuticals, Inc., we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Vicente Anido, Jr., Ph.D.
Chief Executive Officer and Chairman of the Board

AERIE PHARMACEUTICALS, INC.
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
(919) 237-5300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	May 23, 2019
TIME	8:00 A.M. Eastern Time
PLACE	The St. Regis New York
Two East 55th Street
New York, New York 10022

ITEMS OF BUSINESS

(1) Election of the two nominees named in the attached proxy statement as Directors to serve on the Board of Directors for a three-year term, or until their successors are duly elected and qualified;

(2) Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

(3) Conduct an advisory vote to approve compensation for our named executive officers (“say-on-pay”); and

(4) Consideration of any other business properly brought before the meeting and any adjournment or postponement thereof.

RECORD DATE
The record date for the Annual Meeting is March 26, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

PROXY VOTING
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares promptly by following the instructions that you have received. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

Richard J. Rubino
Chief Financial Officer, Secretary and Treasurer

Durham, North Carolina
April 10, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2019:

The Notice of Meeting, Proxy Statement and 2018 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2018, are available free of charge on the Investors section of our website (www.aeriepharma.com) or at www.proxyvote.com.

PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2019

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why has Aerie Pharmaceuticals, Inc. prepared this proxy statement?
We have prepared proxy materials in connection with the solicitation by the Board of Directors (“Board”) of Aerie Pharmaceuticals, Inc. of proxies to be voted at our 2019 Annual Meeting of Stockholders, or Annual Meeting. The Notice of 2019 Annual Meeting of Stockholders is being sent starting April 10, 2019. As used in this proxy statement, the “Company,” “we,” “us” and “our” refer to Aerie Pharmaceuticals, Inc. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules of the U.S. Securities and Exchange Commission (“SEC”), we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders with instructions on how to access the proxy materials over the Internet (or request a printed copy of the materials) and for voting over the Internet. The proxy materials are also available at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not incorporate by reference the information on our website into this proxy statement.
Stockholders may follow the instructions in the Notice to elect to receive future proxy materials in print by mail or electronically by email.
Who can vote at the Annual Meeting?
Only stockholders of record as of the close of business on March 26, 2019, will be entitled to vote at the Annual Meeting. As of March 26, 2019, there were 45,919,775 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 26, 2019, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record and the Notice was sent directly to you. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on March 26, 2019, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your broker, bank or other nominee how to vote your shares. See “How do I Vote?”

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our outstanding shares entitled to vote at the Annual Meeting are present at the Annual Meeting in person or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting or vote by proxy over the telephone or the Internet as instructed below. Ballots or proxies marked “abstain” or “withheld” on a matter and “broker non-votes” will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to any other time and any other place.

What am I voting on and how many votes are needed to approve each proposal?
Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal.

Proposal 3: Advisory Approval of Executive Compensation. The advisory approval of the compensation of our named executive officers will require “FOR” votes from a majority of the votes cast at the Annual Meeting by the holders of the shares present in person or represented by proxy and entitled to vote on this proposal.

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting on the proposals referenced above.

What are broker non-votes?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee may vote the shares with respect to matters that are considered to be “routine,” but may not vote the shares with respect to “non-routine” matters. The election of directors (Proposal 1) and the advisory vote to approve compensation for our named executive officers (Proposal 3) are each considered a “non-routine” matter under applicable rules. The ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a “routine” matter under applicable rules. Broker non-votes will not be counted as votes cast with respect to the election of directors (Proposal 1) and the advisory vote to approve compensation for our named executive officers (Proposal 3) and will have no effect on the voting on such proposals.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 26, 2019.

What does it mean if I receive more than one Notice?
You may receive more than one Notice if your shares are registered in more than one name or are registered in different accounts. Please vote in the manner described below under “How do I vote?” for each Notice to ensure that all of your shares are voted.

How does the Board recommend that I vote my shares?
The Board’s recommendation is set forth together with the description of each proposal in this proxy statement. The Board recommends a vote:

•	“FOR” the election of the two nominees to the Board;

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	“FOR” the approval, on an advisory basis, of compensation for our named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, the Board had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

How do I vote?
With respect to the election of directors (Proposal 1), you may vote (1) “FOR ALL,” to vote for all of the nominees to the Board; (2) “WITHHOLD ALL,” to withhold your vote from all of the nominees to the Board; or (3) “FOR ALL EXCEPT,” to vote for all of the nominees to the Board except for any nominee(s) that you specify in the space provided. An instruction to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. With respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2), and the advisory vote to approve compensation for our named executive officers (Proposal 3), you may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on such proposals. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return a proxy card by mail or vote by proxy over the telephone or the Internet as instructed below to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy, as described under “May I change my vote after submitting my proxy card?” below.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
If you requested printed copies of the proxy materials, you will receive a proxy card. To vote by proxy, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct. Mailed proxy cards must be received no later than May 22, 2019, to be counted.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the proxy card you received if you requested printed copies of the proxy materials. Your vote must be received by 11:59 P.M., Eastern Time on May 22, 2019, to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed Notice. Your vote must be received by 11:59 P.M., Eastern Time on May 22, 2019, to be counted.

If you return a proxy but do not make specific choices, your proxy will vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
If any other matter is presented, the proxies will vote as recommended by the Board or, if no recommendation is given, in their own discretion in the best interest of the Company and its stockholders. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, you should have received voting instructions with the Notice from that organization rather than from us. You may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a proxy form.

How can I attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a stockholder of record as of March 26, 2019 or you hold a valid proxy for the Annual Meeting as described in the previous question. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of March 26, 2019, such as your most recent account statement prior to March 26, 2019, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us via the Internet or by telephone at (919) 237-5300 to obtain directions to vote in person at the Annual Meeting.

May I change my vote after submitting my vote?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of the following four ways:

•	send a timely written revocation of the proxy to our Secretary;

•	submit a signed proxy card bearing a later date;

•	enter a new vote over the Internet or by telephone; or

•	attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You will need the appropriate documentation from the stockholder of record to vote personally at the Annual Meeting. If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party.

Your personal attendance at the Annual Meeting does not revoke your proxy, unless you vote in person. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Who will bear the expense of soliciting proxies?
We will bear the cost of solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by solicitation by telephone, via the Internet or in person by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

How can I find the voting results from the Annual Meeting?
Preliminary voting results will be announced at our Annual Meeting. Final voting results will be published in a Current Report on Form 8-K that we expect to file no later than four business days from the date of the Annual Meeting. If final voting results are not available by the time we file the Form 8-K within the time period referenced in the immediately preceding sentence, we will disclose the preliminary results in such Form 8-K and, within four business days after the final voting results are known to us, file an amended Form 8-K to disclose the final voting results.

Who will count the votes?
A representative of American Election Services will act as the inspector of elections and count the votes.

Obtaining an Annual Report on Form 10-K
We will provide a copy of our 2018 Annual Report on Form 10-K without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests can be made by email, sendmaterial@proxyvote.com, or in writing addressed to Richard J. Rubino, Secretary, Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. Please include your control number with your request. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including our company.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently comprises eight directors. Our amended and restated certificate of incorporation provides for a classified Board consisting of three classes of directors, each of which shall consist, as nearly as may be possible, of one-third of the total number of directors. Currently, two classes consist of three directors and one class consists of two directors. Each class serves a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The terms of our Class III directors, Gerald D. Cagle, Ph.D. and Richard Croarkin, will expire at the Annual Meeting, and the terms of our Class I directors and Class II directors will expire at the annual meeting of stockholders to be held in 2020 and 2021, respectively.

Nominees for Election as Directors

Upon the recommendation of the nominating and corporate governance committee, our Board has nominated Gerald D. Cagle, Ph.D. and Richard Croarkin for re-election as Class III directors at the Annual Meeting.

There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancy. The Board has no reason to believe that its nominees would prove unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Set forth and described below are the names, ages, principal occupations, and business experience, as well as their prior service on the Board, for the nominees for election as directors at the Annual Meeting. Unless otherwise indicated, principal occupations described below for each director have extended for five or more years. If the nominees listed below are elected, they will hold office until the annual meeting of stockholders to be held in 2022 or until their successors have been duly elected and qualified.

Name	Age (1)	Position(s) Held	Director Since
Gerald D. Cagle, Ph.D.	74	Director	2013
Richard Croarkin	64	Director	2015
(1) Age as of March 26, 2019.
Gerald D. Cagle, Ph.D. has served as a member of our Board since September 2013. Dr. Cagle was appointed Senior Vice President of Research & Development at Alcon Laboratories Inc. in 1997, a position he held until 2009. From 2009 until his retirement in 2013, Dr. Cagle held the position of Chief Operating Officer at Cognoptix, a company focused on the diagnosis of Alzheimer's disease. Dr. Cagle also serves on the board of directors of GrayBug, Inc., Nacuity, Pharmaceuticals, Inc., AB2 Bio Ltd. and Novaliq GmbH. Dr. Cagle received his B.S. from Wayland College, earned both his M.S. and Ph.D. from the University of North Texas and completed the Program for Management Development at Harvard Business School. We believe that Dr. Cagle’s scientific background and experience provides him with the qualifications and skills to serve as a member of our Board.
Richard Croarkin has served as a member of our Board since May 2015. Mr. Croarkin previously was Chief Financial Officer of Nestle Health Science, a division of Nestle focused on medicalized nutrition solutions for chronic medical conditions, from December 2010 to February 2013. From 2007 to 2010, Mr. Croarkin was Senior Vice President, Chief Financial Officer, and Corporate Strategy Officer at Alcon, which had annual sales of $7.1 billion and was the world’s leading ophthalmic pharmaceutical and medical device company before its acquisition by Novartis for $50 billion. In 2008 and 2009, Mr. Croarkin also served as a director on the supervisory board of the German publicly-traded company, WaveLight A.G., which manufactures and globally markets laser and diagnostic systems for refractive eye surgery. Previously, Mr. Croarkin was Executive Vice President and Chief Financial Officer of Nestle Waters North America, overseeing the finances of a business unit that grew to $4.4 billion in sales. Before joining Nestle, Mr. Croarkin worked for Pepsico Incorporated, where he served in a number of senior financial positions around the world, including as Chief Financial Officer of Pepsi Latin America and Pepsi Canada. Mr. Croarkin started his career with AMAX, Inc., where he worked in treasury, corporate development and planning. Mr. Croarkin currently serves as a member of the board of directors of Clearside Biomedical, a company advancing eye disease therapies by delivering drugs to the suprachoroidal space via a proprietary microinjector. He also serves on occasion as a panelist on the NASDAQ Listing Qualifications Panel. In 2018, Mr. Croarkin was elected to the Board of Waveny LifeCare Network, Inc., a not-for-profit nursing home and healthcare provider for Southwestern Connecticut’s senior population. Mr. Croarkin received his B.A. in Economics from Georgetown University and his M.B.A. in Finance from the University of Connecticut. We believe that Mr. Croarkin’s business and finance experience at various companies in the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

Vote Required

Directors are elected by a plurality of the votes cast at the meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by proxies will be voted, unless otherwise specified, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Directors Continuing in Office

Set forth and described below are the names, ages, principal occupations, and business experience, as well as their prior service on the Board, for the remaining members of our Board whose terms continue beyond the Annual Meeting. Unless otherwise described, principal occupations shown for each director have extended for five or more years.

Name	Age (1)	Term Expires (2)	Position(s) Held	Director Since
Vicente Anido, Jr., Ph.D.	66	2020	Chief Executive Officer and Chairman of the Board	2013
Benjamin F. McGraw, III, Pharm.D	70	2020	Director	2014
Julie McHugh	54	2020	Director	2015
Mechiel (Michael) M. du Toit	66	2021	Director	2015
Murray A. Goldberg	74	2021	Director	2013
David W. Gryska	63	2021	Director	2018
(1) Age as of March 26, 2019.
(2) Represents date of annual meeting for that year.
Vicente Anido, Jr., Ph.D. has served as our Chief Executive Officer since July 2013 and as Chairman of our Board since April 2013. Dr. Anido is the former President, Chief Executive Officer and Director of ISTA Pharmaceuticals, Inc., which was acquired by Bausch + Lomb, Inc. in 2012. Prior to joining ISTA Pharmaceuticals, Dr. Anido served as General Partner of Windamere Venture Partners from 2000 to 2001. From 1996 to 1999, Dr. Anido served as President and Chief Executive Officer of CombiChem, Inc., a drug discovery company. From 1993 to 1996, Dr. Anido served as President of the Americas Region of Allergan, Inc., where he was responsible for Allergan’s commercial operations for North and South America. Prior to joining Allergan, Dr. Anido spent 17 years at Marion Laboratories and Marion Merrell Dow, Inc., including as Vice President, Business Management of Marion’s U.S. Prescription Products Division. Dr. Anido previously served as a member of the board of directors of QLT Inc. from 2012 to 2013, Depomed, Inc. from February 2013 to May 2016 and Nicox S.A. from June 2013 to June 2014. In addition, from 2002 to 2008, Dr. Anido served as a member of the board of directors of Apria Healthcare, Inc. Dr. Anido holds a B.S. and a M.S. from West Virginia University and a Ph.D. from the University of Missouri, Kansas City. We believe Dr. Anido’s experience in the pharmaceutical industry, sales and marketing, business development and pharmaceutical product launch and his experience serving as a director of other public companies provide him with the qualifications and skills to serve as a member of our Board.
Benjamin F. McGraw, III, Pharm.D has served as a member of our Board since September 2014. Dr. McGraw has served as Executive Chairman and Chairman and Chief Executive Officer of TheraVida, Inc., a specialty pharmaceutical company, since 2011 and 2013, respectively. Dr. McGraw has also served as Executive Chairman of Auration Biotech, Inc., a private biotechnology company focused on regenerative therapies for ear, nose and throat diseases since 2014. Dr. McGraw has served as a board member and as Executive Chairman of Trefoil Therapeutics Inc., an early stage biopharmaceutical company focused on developing a regenerative approach to corneal endothelial dystrophies and other diseases since 2017 and 2018, respectively. Dr. McGraw has also served as a Managing Member of Long Shadows Asset Management, LLC, an advisory company. Previously, Dr. McGraw was Chairman, President, and Chief Executive Officer of Valentis, Inc., Corporate Vice President, Corporate Development at Allergan, Inc., and Vice President, Development at Marion Laboratories, Inc. and Marion Merrell Dow Inc. Dr. McGraw received his B.S. and his Doctor of Pharmacy from the University of Tennessee Health Science Center, where he also completed a clinical practice residency. We believe that Dr. McGraw’s pharmaceutical industry and business experience provides him with the qualifications and skills to serve as a member of our Board.

Julie McHugh has served as a member of our Board since June 2015. Ms. McHugh served as Chief Operating Officer of Endo Health Solutions, Inc. from March 2010 until her retirement in May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to this, Ms. McHugh was Chief Executive Officer of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Previously, Ms. McHugh served as Company Group Chairman for Johnson & Johnson’s worldwide virology business unit, and prior to this, she was President of Centocor, Inc., a J&J subsidiary. In this role, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. Ms. McHugh currently serves as chair of the board of directors of Ironwood Pharmaceuticals, Inc. and member of the board of directors of Lantheus Holdings, Inc., New Xellia Group A/S, and Trevena Pharmaceuticals, Inc. Ms. McHugh previously served on the board of directors of the Biotechnology Industry Organization (BIO), the New England Healthcare Institute (NEHI), the Pennsylvania Biotechnology Association, EPIRUS Biopharmaceuticals, Inc. and ViroPharma Inc. Ms. McHugh received her M.B.A. from St. Joseph’s University and her B.S. from Pennsylvania State University. We believe that Ms. McHugh’s pharmaceutical and business experience provides her with the qualifications and skills to serve as a member of our Board.

Mechiel (Michael) M. du Toit has served as a member of our Board since June 2015. In December 2017, Mr. du Toit was appointed Chief Growth Officer of Publicis Health, a division of Publicis Groupe, S.A., the third largest advertising and media company in the world. He previously served as President and Chief Client Officer of Everyday Health since February 2015. Prior to this, Mr. du Toit served in various positions at, including as Global Group President of, Publicis Healthcare Communications Group from March 2012 to February 2015. Mr. du Toit held various senior executive positions from July 2006 to February 2012 at other companies, including President of Digitas Health, where he was a founding member, Digitas Health Media and RazorFish Health. Mr. du Toit also has held executive roles at premier marketing agencies including Grey Advertising, BBD&O and Ventiv Health Communications. Mr. du Toit also held senior marketing positions at pharmaceutical companies such as GlaxoSmithKline and Boehringer Ingelheim Pharmaceuticals. At Glaxo, as Vice President of Marketing, Mr. du Toit launched several blockbuster pharmaceutical products, including Serevent® (salmeterol) and Flonase® (fluticasone nasal). Mr. du Toit previously served as member of the National Pharmaceutical Council, Pharmaceutical Advertising Council, Advertising Club of Fairfield, Advertising Club of New York, Editorial Board of Medical Marketing and Media, Prescription Drug Advertising Coalition, and Triangle Advertising Federation. He started his career at Unilever, a consumer products company. Mr. du Toit received a B.S. in Economics and Marketing from Stellenbosch University in South Africa. We believe that Mr. du Toit’s pharmaceutical industry and business experience provides him with the qualifications and skills to serve as a member of our Board.

Murray A. Goldberg has served as a member of our Board since August 2013. Mr. Goldberg retired from Regeneron Pharmaceuticals, Inc. at the end of 2015. At Regeneron Pharmaceuticals, Inc., he served as Senior Vice President, Administration, from October 2013 to March 2015 and as Chief Financial Officer and Senior Vice President, Finance and Administration, from March 1995 to October 2013. Mr. Goldberg also served as Treasurer from March 1995 to October 2012. Mr. Goldberg currently serves on the board of directors of Teva Pharmaceutical Industries Ltd. and Ayala Pharmaceuticals Inc. Prior to joining Regeneron Pharmaceuticals Inc., Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics Inc., a biotechnology company, from February 1991 and a director of PharmaGenics Inc. from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanamid Company, a Fortune 100 diversified industrial company. Mr. Goldberg received his M.B.A. from the University of Chicago and a M.Sc. in Economics from the London School of Economics. We believe that Mr. Goldberg’s business and finance experience at various companies in the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

David W. Gryska rejoined our Board in September 2018 after serving as a member of our Board from March 2012 through May 2015. Mr. Gryska retired from Incyte Corp., where he was Chief Financial Officer and Executive Vice President, at the end of 2018. Mr. Gryska currently serves on the board of directors of Seattle Genetics, Inc. and PDL BioPharma, Inc. Mr. Gryska has spent over 20 years as a senior executive at life science and biotechnology companies with extensive experience relating to financings, acquisitions, global expansion and strategic transactions. Prior to joining Incyte Corp., Mr. Gryska held positions including President, Chief Executive Officer, Chief Operating Officer and Director at Myrexis, Inc., Chief Financial Officer and Senior Vice President at Celgene Corp., and Chief Financial Officer and Senior Vice President at Scios, Inc. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University in Chicago and an M.B.A. from Golden State University. We believe that Mr. Gryska’s business and finance experience at various companies in the pharmaceutical industry provides him with the qualifications and skills to serve as a member of our Board.

Information about Our Executive Officers

The following table sets forth certain information about our executive officers who are not also directors.

Name	Age (1)	Position(s) Held
Richard J. Rubino	61	Chief Financial Officer, Secretary and Treasurer
Thomas A. Mitro	61	President and Chief Operating Officer
Casey C. Kopczynski, Ph.D.	57	Chief Scientific Officer
John W. LaRocca, Esq.	54	General Counsel and Assistant Secretary
(1) Age as of March 26, 2019.
Richard J. Rubino has served as our Chief Financial Officer since October 2012. From March 2008 to April 2012, Mr. Rubino served as Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc. and from May 1993 to March 2008 served as Controller, Chief Accounting Officer and Vice President of Planning. Previously, Mr. Rubino held various positions at International Business Machines Corporation from 1983 to May 1993 and PricewaterhouseCoopers LLP (formerly Price Waterhouse & Co.) from 1979 to 1983. Mr. Rubino received his B.S. in Accounting from Manhattan College. He has been a director of the Northside Center for Child Development since 2009, the Board Treasurer from 2012 through 2016 and became Board President in 2016. He also currently serves as a member of the Finance Committee and Executive Committee.

Thomas A. Mitro has served as our President and Chief Operating Officer since August 2013. From November 2012 to August 2013, Mr. Mitro served as Vice President, Sales and Marketing at Omeros Corporation, a clinical-stage biopharmaceutical company. Prior to this, Mr. Mitro was Vice President, Sales and Marketing at ISTA Pharmaceuticals from July 2002 to July 2012, where he was instrumental in building ISTA’s commercial operations and launching several eye-care products, including Bromday (bromfenac ophthalmic solution) 0.09% and Bepreve (bepotastine besilate ophthalmic solution) 1.5%. Previously, Mr. Mitro held various positions at Allergan, Inc., including Vice President, Skin Care; Vice President, Business Development; and Vice President, e-Business. Mr. Mitro received his B.S. from Miami University.

Casey C. Kopczynski, Ph.D. has served as our Chief Scientific Officer since co-founding our company in 2005. From 2002 to 2005, he was the Managing Partner at Biotech Initiative, LLC, a consulting practice dedicated to emerging biotech companies. He was also previously the Vice President of Research at Ercole Biotech, Inc. from 2003 to 2004, a company developing drugs for the treatment of cancer, inflammation and orphan genetic diseases. Prior to Ercole Biotech, Inc., Dr. Kopczynski was Director of Research and a founding member of the scientific staff at Exelixis, Inc. from 1996 to 2002. Dr. Kopczynski received his Ph.D. in Molecular, Cellular and Developmental Biology from Indiana University and was a Jane Coffin Childs Research Fellow at the University of California, Berkeley.

John W. LaRocca, Esq. has served as our General Counsel since February 2018. From March 2015 through January 2018, Mr. LaRocca served as Executive Vice President and General Counsel for Eagle Pharmaceuticals, Inc. From December 2005 through December 2012, Mr. LaRocca was Chief Legal Officer for the Americas for Actavis Inc. and from January 2013 through December 2014, was Deputy General Counsel for Actavis plc. Prior to such time, Mr. LaRocca served as Divisional Counsel-US Generics for both Purepac Pharmaceuticals and Alpharma Pharmaceuticals from September 2000 through December 2005. Previously, Mr. LaRocca practiced corporate and commercial law in New York with Parker Duryee Rosoff & Haft; Christie & Viener; and Webster & Sheffield. Mr. LaRocca received his B.A. from Columbia College and his J.D. from Columbia Law School.

Information about the Board of Directors and Corporate Governance

Board of Directors and Corporate Governance Guidelines

Our corporate governance guidelines provide a framework for the governance of the Company as a whole and describe the principles and practices that our Board follows in carrying out its responsibilities.

In accordance with our corporate governance guidelines, the Board does not involve itself in the day-to-day operations of the Company. The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders. In this oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company’s stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Our directors fulfill their duties and responsibilities by attending meetings of the Board, which are held from time to time, and, as applicable, meetings of the three standing committees of the Board (the audit committee, the nominating and corporate governance committee and the compensation committee), which are also held from time to time.

The Board held eight meetings during the year ended December 31, 2018, and all such meetings were held in person. Each incumbent director attended one hundred percent (100%) of the meetings of the Board held during the period for which he or she served as a director during the year ended December 31, 2018. In addition, each incumbent director attended one hundred percent (100%) of the meetings of the committee(s) on which that director served during such period.

It is our policy to encourage our directors to attend the Annual Meeting. All nominees for director and all directors continuing in office then serving attended our 2018 Annual Meeting. It is currently anticipated that all members of the Board will be in attendance at the Annual Meeting.

Board of Directors’ Independence

Under the listing requirements and rules of the NASDAQ Global Market (“NASDAQ”) independent directors must compose a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent within the meaning of applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. As a result of this review, our Board determined that Dr. Cagle, Mr. Croarkin, Mr. du Toit, Mr. Goldberg, Dr. McGraw, Ms. McHugh and Mr. Gryska qualify as “independent” directors within the meaning of the NASDAQ rules. As required under applicable NASDAQ rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors.

Committees of the Board of Directors

The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership information at December 31, 2018 and lists the number of meetings held during 2018, for each committee:

Name	Audit	Nominating and Corporate Governance	Compensation
Gerald D. Cagle, Ph.D.		X*	X
Richard Croarkin **	X
Michael M. du Toit		X	X
Murray A. Goldberg **	X*
Benjamin F. McGraw, III, Pharm.D***			X*
Julie McHugh	X	X
David W. Gryska**	X
Total meetings in 2018	8	2	10

*	Committee Chair
**	Financial Expert
***	Lead Independent Director

Audit Committee

The members of our audit committee include Mr. Goldberg, Mr. Croarkin, Ms. McHugh and Mr. Gryska. Mr. Goldberg serves as chair of the audit committee. The audit committee held eight meetings during the year ended December 31, 2018. Of the eight meetings held during such period, four meetings were held in person and four meetings were held telephonically. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Our Board has determined that Mr. Goldberg, Mr. Croarkin, Ms. McHugh and Mr. Gryska are independent as independence is currently defined in Rule 5605 of the NASDAQ listing standards and Rule 10A-3 under the Exchange Act. In addition, our Board has determined that each member of the audit committee is financially literate and that Mr. Goldberg, Mr. Croarkin and Mr. Gryska each qualify as an “audit committee financial expert” as defined in applicable SEC rules. In making this determination, our Board has considered the formal education and nature and scope of their previous professional experience, coupled with past and present service on various audit committees.

The responsibilities of our audit committee include, among other things:

•
reviewing our annual and quarterly financial statements and reports, discussing the statements and reports with our independent registered public accounting firm and management and recommending to the Board whether to include the financial statements in the annual reports filed with the SEC;

•	discussing the type of information to be disclosed and the type of presentation to be made regarding financial information and guidance to analysts;

•
overseeing our disclosure controls and procedures, including internal control over our financial reporting, and reviewing and discussing our management’s periodic review of the effectiveness of our internal control over financial reporting;

•
reviewing with our independent registered public accounting firm and management significant issues that arise regarding accounting principles and financial statement presentation, matters concerning the scope, adequacy and effectiveness of our financial controls and any other matters, correspondence or reports that raise issues with or could have a material effect on our financial statements;

•	retaining, appointing, setting compensation of and evaluating the performance, independence, internal quality control procedures and qualifications of our independent auditors;

•
reviewing and approving in advance the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services to be performed by our independent registered public accounting firm or any other registered public accounting firm;

•	reviewing with our independent registered public accounting firm the planning and staffing of the audit, including the rotation requirements and other independence rules;

•	reviewing and, if acceptable, approving any related person transactions in accordance with our related party transaction policy;

•	overseeing and discussing with management our policies with respect to risk assessment and risk management, and any significant financial and operational risk exposures;

•	setting policies for our hiring of employees or former employees of our independent registered public accounting firm;

•	reviewing the adequacy of our audit committee charter at least annually; and

•
establishing procedures for receipt, retention and treatment of complaints regarding internal accounting controls and auditing matters, and for confidential, anonymous submissions of accounting and auditing concerns by employees.

AUDIT COMMITTEE REPORT(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2018, with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Aerie Pharmaceuticals, Inc.
Audit Committee
Murray A. Goldberg, Chair
Richard Croarkin
David W. Gryska
Julie McHugh
___________________

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Cagle, Mr. du Toit, Ms. McHugh and Mr. Gryska. Mr. Gryska was appointed to our nominating and corporate governance committee by our Board in February 2019. During the year ended December 31, 2018, the members of our nominating and corporate governance committee were Dr. Cagle, Mr. du Toit and Ms. McHugh. Dr. Cagle serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held two meetings during the year ended December 31, 2018. Of the two meetings held during such period, one meeting was held in person and one meeting was held telephonically. In addition to such meetings, during the year ended December 31, 2018 the members of the nominating and corporate governance committee engaged in periodic informal discussion, amongst themselves, regarding the responsibilities of the nominating and corporate governance committee. Our Board has determined that all members of our nominating and corporate governance committee are independent as independence is currently defined in Section 5605 of the NASDAQ listing standards. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of NASDAQ and which is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The responsibilities of our nominating and corporate governance committee include, among other things:

•	identifying, considering and nominating candidates to serve on our Board;

•	developing and recommending the minimum qualifications for service on our Board;

•	overseeing the evaluation of the Board and management on an annual basis;

•	considering nominations by stockholders of candidates for election to the Board;

•	reviewing annually the independence of the non-employee directors and members of the independent committees of the Board;

•
review the composition of the Board as a whole and recommend to the Board, if necessary, any measures to be taken so that the Board contains at least the minimum number of independent directors as may be required by applicable SEC and NASDAQ rules and reflects the balance of knowledge, experience, skills, expertise, integrity, ability to make analytical inquiries, and diversity as a whole that the nominating and corporate governance committee deems appropriate;

•
make recommendations to the Board regarding the chairperson, membership, size and composition of each standing committee of the Board and make recommendations to the Board regarding individual directors to fill any committee vacancies;

•	review the suitability for continued service as a director of each Board member when his or her term expires and recommend to the Board whether such director should be re-nominated for re-election;

•	periodically review the size of the Board and recommend to the Board any appropriate changes;

•	review any proposed changes to our certificate of incorporation, by-laws and other corporate governance documents, and make recommendations to the Board with respect to any such changes;

•
oversee compliance with, and consider any requests for waivers under, our corporate governance guidelines, our code of business conduct and ethics and other documents and policies constituting our corporate governance framework, and report on any waiver of our code of business conduct and ethics to the Board (provided that any waiver of our code of business and ethics with respect to our executive officers or any director may only be granted by the full Board);

•	developing the overall framework for the annual self-evaluation conducted by the Board and each of its committees; and

•
reviewing the adequacy of its charter, our corporate governance guidelines and our code of business conduct and ethics on an annual basis and recommending to our Board any changes to our corporate governance guidelines and code of business conduct and ethics deemed appropriate.

The nominating and corporate governance committee periodically determines the qualifications, qualities, skills and other expertise required to be considered in selecting director-nominees. Among other things, the nominating and corporate governance committee considers whether the Board reflects the balance of knowledge, experience, skills, expertise, integrity, ability to make analytical inquiries, and diversity as a whole that the committee deems appropriate. The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. The nominating and corporate governance committee may use outside consultants to assist in identifying or evaluating candidates. Final approval of director candidates is determined by the full Board.

The nominating and corporate governance committee will consider qualified nominations for directors recommended by stockholders. In general, stockholder recommendations are evaluated on the same basis as any recommendation from members of the Board or management of the Company. Recommendations should be sent to our Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. For additional information about our director nomination requirements, please see “Stockholder Proposals and Nominations” below and our amended and restated by-laws.

Compensation Committee

The members of our compensation committee are Dr. Cagle, Mr. du Toit and Dr. McGraw. Dr. McGraw serves as chair of the compensation committee. The compensation committee held ten meetings during the year ended December 31, 2018. Of the ten meetings held during such period, five meetings were held in person and five meetings were held telephonically. All members of our compensation committee are independent as independence is currently defined in Section 5605 of the NASDAQ listing standards and qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee operates under a written charter that satisfies the applicable standards of NASDAQ and is available on our website at www.aeriepharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The responsibilities of our compensation committee include, among other things:

•	approving the compensation and other terms of employment of our chief executive officer, which are then reviewed and ratified by our Board;

•	approving or recommending to our Board the compensation and other terms of employment of our executive officers (other than our chief executive officer);

•
approving annually the corporate goals and objectives relevant to the compensation of our chief executive officer and assessing at least annually our chief executive officer’s performance against these goals and objectives;

•	reviewing annually our compensation strategy, including base salary, incentive compensation and equity-based grants, as well as adoption, modification or termination of this compensation;

•	evaluating at least annually and recommending to our Board the type and amount of compensation to be paid or awarded to non-employee Board members;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers; and

•	reviewing the adequacy of our compensation committee charter on an annual basis.

As part of its process for approving or recommending to the Board the compensation for our senior executives other than our chief executive officer, the compensation committee reviews and considers the recommendations made by our chief executive officer.

In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our amended and restated certificate of incorporation, amended and restated by-laws, Section 162(m) of the Code, NASDAQ rules, and other applicable law.

In addition, pursuant to its charter, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The compensation committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”) as compensation advisors during the fiscal year ended December 31, 2018.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an officer or employee of the Company. None of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more of its officers serving on our Board or compensation committee during the fiscal year ended December 31, 2018.

Board Leadership

Our Board selects a chair in any way it considers in the best interests of the Company and our stockholders. The Board does not have a fixed policy on whether the role of chair and chief executive officer should be separate or combined, and if it is to be separate, whether the chair should be selected from the independent directors or should be an employee of the Company.

Dr. Anido, our chief executive officer, currently serves as chair of our Board. Our Board believes that this leadership structure is presently appropriate for the Company given Dr. Anido’s extensive experience with and knowledge of the pharmaceutical industry and his ability to effectively identify strategic priorities for the Company. Furthermore, our Board believes that Dr. Anido’s combined role of chief executive officer and chair promotes effective execution of strategic goals and facilitates information flow between management and our Board. Dr. Anido chairs all Board meetings, except for executive sessions at which only independent directors are present. Our corporate governance guidelines require that whenever the chair of the Board is also the chief executive officer or is otherwise a director who does not qualify as an independent director that the independent directors of the Board elect from among themselves a lead independent director. When and as required pursuant to our corporate governance guidelines, a lead independent director is to be elected at least once annually following the nomination of an independent director as a lead independent director nominee by our nominating and corporate governance committee and the election, by a majority vote of the Board’s independent directors, of such nominee or another independent director of the Board. Unless otherwise determined by our Board, each lead independent director is to serve until the first Board meeting following the eleven (11) month anniversary of his or her election.

Dr. McGraw currently serves as the lead independent director. The primary responsibilities of the lead independent director are set forth in our corporate governance guidelines and include, among other things: providing leadership and service as temporary chair or chief executive officer in the event of the inability of the current chair or chief executive officer to fulfill his or her role due to crisis or other circumstances and acting as a liaison between the independent directors and the chair when and as necessary. Additionally, the lead independent director, pursuant to the corporate governance guidelines, may assist Dr. Anido in setting Board meeting agendas and may call meetings of the independent directors of the Board when and as determined to be necessary or appropriate. Our Board believes that this leadership structure is presently appropriate because it allows Dr. Anido to set the overall direction of the Company and provide day-to-day leadership of management while having the benefit of counsel and guidance from the lead independent director. In addition, as a policy of the Board, other independent directors are from time to time requested to oversee executive sessions at which only independent directors are present. Our Board believes this policy contributes to the active participation of each independent director in the leadership function of the Board.

Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee is responsible for overseeing our significant financial and operational risk exposures and the steps our management has taken to monitor and control these exposures.

The audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related-persons transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and our code of business conduct and ethics. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board and Committee Evaluations
The Board and its committees conduct annual self-evaluations to assess the effectiveness of the Board and its committees. The self-evaluations focus on the Board’s and each committee’s and their respective members’ performance and contribution to the governance of the Company. The nominating and corporate governance committee is responsible for developing the framework for such annual self-evaluations. The full Board discusses the results of its self-evaluation and each committee also provides the full Board with a summary of the results of their respective self-evaluations. This process is designed to ensure that the Board and each committee receive constructive feedback from our directors and that each committee evaluates, on an annual basis, whether it is adequately fulfilling the responsibilities set forth in its charter.
Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.aeriepharma.com. We intend to satisfy applicable disclosure requirements regarding an amendment to, or a waiver from, a provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website at the Internet address set forth above. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

Stockholder Communications with Our Board of Directors

Stockholders wishing to communicate directly with our Board may send correspondence to our Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. Stockholders may also visit our website at www.aeriepharma.com and select “Contact Us” to communicate online with us.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s stockholders are being asked by the audit committee of the Board to ratify the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The audit committee is solely responsible for selecting the Company’s independent registered public accounting firm, and stockholder approval is not required to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. However, the Board believes that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP. If the selection of PricewaterhouseCoopers LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Vote Required
The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, requires an affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal.

Our Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the services described below were approved by our audit committee.

Independent Registered Public Accounting Firm Fees and Services
During the fiscal years ended December 31, 2018 and 2017, we retained PricewaterhouseCoopers LLP to provide audit services. The following table represents aggregate fees billed or to be billed to us by PricewaterhouseCoopers LLP for services performed for the fiscal years ended December 31, 2018 and 2017:

	2018	2017
Audit Fees (1)	$1,047,500	$1,005,000
Audit-related Services (2)	110,000	—
Tax Fees (3)	10,000	—
All Other Fees (4)	19,100	13,500
Total	$1,186,600	$1,018,500

(1)
Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for system pre-implementation reviews and consultation regarding new financial accounting and reporting standards.

(3)	Tax fees are fees for tax compliance services.

(4)	All other fees relate to professional services not included in the categories above, including fees related to a subscription to an accounting research tool.

EXECUTIVE COMPENSATION
Information about Our Named Executive Officers
The following individuals represent our Named Executive Officers (“NEOs”), comprised of our Principal Executive Officer, Principal Financial Officer, and our three other executive officers.

Executive	Title
Vicente Anido, Jr., Ph.D.	Chief Executive Officer and Chairman of the Board
Richard J. Rubino	Chief Financial Officer, Secretary and Treasurer
Thomas A. Mitro	President and Chief Operating Officer
Casey C. Kopczynski, Ph.D.	Chief Scientific Officer
John W. LaRocca, Esq.	General Counsel and Assistant Secretary

Compensation Discussion & Analysis
Purpose

The purpose of this Compensation Discussion and Analysis is to provide our stockholders with an understanding of our approach to executive compensation and to detail our decision-making processes for compensation to our NEOs for fiscal 2018.

Executive Summary

We are an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, retinal diseases and other diseases of the eye. The industry we operate in is highly competitive from a business and human resource perspective, and thus our compensation program is one tool we employ to create a competitive advantage.
The Company has generated positive total stockholder return performance since October 25, 2013, which is the date our common stock first began trading on the NASDAQ Global Market. In addition, we accomplished a number of key objectives in 2018 towards our goal of building a major ophthalmic pharmaceutical company, including the commercial launch of Rhopressa® (netarsudil ophthalmic solution) 0.02% (“Rhopressa®”) in the United States at the end of April 2018, and the acceptance by the U.S. Food and Drug Administration (“FDA”) of our New Drug Application (“NDA”) filing for RocklatanTM (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005% (“RocklatanTM”), previously referred to as RoclatanTM, which was approved by the FDA on March 12, 2019.
Our performance and accomplishments were a key factor in the actions our Compensation Committee took this year, and we continue to evolve our programs towards best-in-class governance features and practices.
Long-term Stockholder Return Performance
2018 Business and Financial Highlights
The Company executed on its strategy during 2018, which is reflected in the following:

•	Commercial launch of Rhopressa® in the United States on April 30, 2018, following the successful hiring of our sales force;

•	Net product revenues of $24.2 million in 2018, within the guidance range of $20 million to $30 million disclosed during the first quarter of 2018;

•	Acceptance by the FDA of our NDA filing for RocklatanTM with a Prescription Drug User Fee Act (“PDUFA”) goal date of March 14, 2019, which was approved by the FDA on March 12, 2019;

•
Acceptance for review by the European Medicines Agency (“EMA”) of our marketing authorisation application (“MAA”) for Rhopressa®, which will be marketed under the name Rhokiinsa® in Europe, if approved;

•	Completion of a Phase 1 clinical trial and a pilot Phase 2 clinical study in the United States designed to support potential regulatory submission of Rhopressa® in Japan;

•	Management of our Phase 3 trial for RocklatanTM, named Mercury 3, ongoing in Europe;

•	Completion of an equity offering that provided approximately $136 million in net proceeds for use to execute on our strategic goals;

•	The on-schedule construction of our manufacturing plant in Ireland, with a target of producing commercial supply by early 2020;

•
Advancement of our earlier-stage pipeline, primarily focused on the very large retinal disease market, including (1) internally-developed AR-13503, a preclinical Rho kinase and Protein kinase C inhibitor sustained-release implant with potential in the treatment of diabetic macular edema, wet age-related macular degeneration and related diseases of the retina, for which we filed an Investigational New Drug (“IND”) application in March 2019 and (2) AR-1105, a dexamethasone steroid implant for the potential treatment of macular edema due to retinal vein occlusion, for which we commenced a Phase 2 clinical trial in March 2019;

•
The expansion of our collaboration agreement with DSM that includes, among others, an exclusive license for all ophthalmic indications to DSM’s polyesteramide polymer technology and transfer of DSM’s formulation technology to Aerie through the end of 2020;

•
Conversion of our $125.0 million aggregate principal amount of senior secured convertible notes into shares of common stock and entering into a $100 million senior secured delayed draw term loan facility that matures in July 2024;

•
Commencement of operations of our current good manufacturing practices-validated manufacturing facility for production of ophthalmic implants using PRINT® (Particle Replication in Non-wetting Templates) technology in our Durham, North Carolina, facility in October 2018; and

•	Continued discovery efforts on our owned library of Rho kinase inhibitors for potential indications beyond ophthalmology, including pulmonary health, dermatology, and cancers, among others.
Key Compensation Actions in 2018
Our Compensation Committee took the following actions in 2018 related to executive compensation:

Compensation Area	Highlights
Cash Compensation
- Approved base salary increases for our NEOs to close competitive gaps to market and/or recognize individual performance and contributions
- Approved the 2018 corporate incentive goals and weightings
- Increased target bonus opportunities for certain NEOs for 2018
- Paid bonuses to our NEOs at a level that reflected performance against our 2018 goals and other significant accomplishments

Equity Compensation
- Granted competitive equity awards consisting of stock options and restricted stock awards with 4-year vesting to our NEOs
- Approved the vesting of certain of our NEOs performance-based equity awards that are contingent upon achieving critical Company goals that will drive stockholder value

Employment Contracts	- Entered into an employment agreement with Mr. LaRocca
Process / Governance	- Updated the peer group of comparable companies - Re-engaged Pearl Meyer as the Compensation Committee’s independent Compensation Committee advisor

Key Compensation Governance Attributes
We believe that a sound executive compensation program is grounded in key governance practices. The following are best practices that are key components of our executive compensation program:

What We Do	What We Don’t Do
- Consult an independent compensation consultant
- Evaluate the risk profile of our pay program
- Conduct an annual pay review
- Conduct an annual advisory stockholder vote on the compensation of our NEOs
- Engage directly with our largest stockholders on a regular basis to solicit feedback
- “Double-trigger” equity vesting upon a change in control for time-based awards

- No excise tax gross-up provisions
- No guaranteed salary increases or bonuses
- No executive perquisites
- No pension plans or other post-employment benefit plans
- No severance multipliers in excess of 2x base salary and bonus
- No hedging or pledging of Company stock
- No history of option repricing or option backdating

“Say-on-Pay” Vote
Although we believe strongly that our executive pay program adheres to market best practices and reflects our pay-for-performance strategy, we recognize that this vote presents another opportunity for us to further engage with our stockholders on important matters. We pay careful attention to any feedback we receive from our stockholders about our executive compensation program, including our annual advisory stockholder vote on our executive compensation program. For the advisory say-on-pay vote at our 2018 Annual Meeting of Stockholders, approximately 85% of the votes were in favor of the proposal. While this was a positive assessment of our executive compensation program, the Compensation Committee will continue to consider carefully our stockholders' feedback on our executive compensation programs and practices to foster even greater support in the future.
We communicate with our stockholders regularly and share feedback we receive with our Board of Directors to ensure our practices align with our stockholders’ interests. Our Chief Financial Officer and our Chief Executive Officer lead our engagement efforts with stockholders. In addition to regular stockholder engagement through our quarterly earnings calls, company presentations, investor conferences and other investor meetings, we performed significant outreach to stockholders in 2018 to address our proposal to increase the share reserve under the Amended and Restated Omnibus Incentive Plan as well as to provide details regarding our overall compensation philosophy and program. These outreach efforts canvassed our major stockholders that represented, in the aggregate, approximately 70% of our outstanding shares. Stockholders we engaged with through this outreach effort, as well as through our general stockholder interactions, were supportive of our compensation philosophy, strategy and approach as well as our associated pay-for-performance practices. We will continue our dialogue with key stockholders and will continue to consider all feedback, including the results of our say-on-pay vote, as we administer the fiscal 2019 executive compensation program and plan for 2020.
Determining Executive Compensation
Executive Compensation Philosophy and Objectives
Our overarching compensation philosophy is to pay for performance. To accomplish this we:

•	provide competitive compensation opportunities towards our goals of attracting, motivating, and retaining talented executives; and

•	structure our program so that the ultimate amount of compensation earned by our NEOs through paid bonuses and the intrinsic value of equity grants reflects overall business and individual performance.
We also believe firmly that our executives should be aligned with our stockholders, and therefore provide a majority of compensation in the form of long-term equity incentives that tie our executives’ compensation directly to the performance of our stock.
Our executive compensation program has a high degree of performance orientation. When setting pay opportunities, our Compensation Committee reviewed competitive market ranges for base salary, target bonus and long-term incentives. All cash compensation including merit increases and bonuses, and equity awards are determined in the context of corporate goal performance and individual performance, and as such actual competitive positioning may vary by individual or on a year-to-year basis. Additionally, while our overall philosophy applies generally to all NEOs, we recognize at times the need to differentiate on an individual basis to reflect additional considerations such as tenure, experience, past and expected contribution, and criticality to the Company.

Our Decision-Making Process
We adhere to a set of guiding principles as we make pay determinations each year:

Maintain a pay-for-performance culture	Annual pay opportunities emphasize variable performance-based compensation, which ensures a high degree of performance orientation in our executive compensation program
Foster long-term alignment with stockholders	Equity awards in the form of options and performance-based restricted stock (performance incentives) and restricted stock (a retention incentive) directly tie pay outcomes to value creation
Preserve a low risk profile	Our compensation program is grounded in key governance best practices
Reflect internal equity considerations	Compensation decisions are made in the context of individual factors
Role of the Compensation Committee. The Compensation Committee of our Board is responsible for establishing and overseeing the executive compensation program, which includes, but is not limited to, setting executive pay opportunities, reviewing Company and individual performance and determining and approving final pay outcomes for our NEOs on an annual basis. As part of this process it evaluates:

•	Each NEO’s role and responsibilities, and performance in his role;

•	Each NEO’s compensation history (including their total equity compensation profile);

•	Key historical company performance metrics and forward-looking projections; and

•	Compensation practices of the companies in our peer group and, when appropriate, broader market data.
The Compensation Committee is also responsible for approving grants of equity awards under our stock incentive plans. Other responsibilities include, but are not limited to, reviewing and approving any compensation-related agreements; designing the annual bonus program; reviewing whether our compensation program encourages excessive risk-taking; and reviewing non-executive director compensation.
The Compensation Committee meets regularly throughout the year to monitor our progress. The formal written Compensation Committee charter is available on our website.
Role of our CEO. Our Chief Executive Officer informs our Compensation Committee on the individual performance and contributions of each of the other NEOs, and annually makes recommendations to the Compensation Committee regarding base salary, non-equity incentive plan compensation and equity awards. The Compensation Committee reviews and takes into account such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs.
Role of our Independent Compensation Consultant. Pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. The Compensation Committee engaged Pearl Meyer as compensation advisors during the fiscal year ended December 31, 2018. Pearl Meyer conducted various market studies and advised the Compensation Committee on general executive compensation matters to assist the Compensation Committee in fulfilling its duties.
Pearl Meyer reports directly to the Compensation Committee, participates in meetings, communicates with the Committee Chair between meetings as necessary and works with management at the direction of the Compensation Committee.
The Compensation Committee reviewed Pearl Meyer’s independence and concluded that it is an independent and conflict-free advisor to the Company pursuant to standards under the Dodd-Frank Wall Street Reform and Consumer Protection Act and NASDAQ’s independence standards.
Use of Peer Group and Market Data
In 2017, the Compensation Committee approved the peer group that would be used to determine 2018 pay opportunity levels for the NEOs. The primary screening characteristics for the group included utilizing companies that are:

•	Biotechnology, pharmaceutical or medical device companies that focus on ophthalmology;

•	Publicly-traded on a major U.S. exchange;

•	Recently commercial or have recently submitted an NDA; and

•	Within a market capitalization range of $1 billion to $5 billion.

We endeavored to have Aerie’s market capitalization approximate the 50th percentile of the peer group. The peer group market capitalization statistics at the time we performed the market assessment were as follows:

Peer Group Percentile Statistics	(in billions)
75th Percentile	$4.0
50th Percentile	$2.3
25th Percentile	$1.3
Aerie Pharmaceuticals, Inc.	$2.2
For 2018, we referenced the peer group in our annual executive compensation benchmarking assessment, reviewing market employment arrangement practices, evaluating our aggregate equity usage and dilution, and reviewing non-executive director compensation.
For 2018, we utilized the same screening approach as in 2017, with the exception of widening the market capitalization range in order to source a peer group that had a 50th percentile market capitalization range that was comparable to Aerie’s market capitalization at the time. The 2018 Peer Group had the following market capitalization statistics:

Peer Group Percentile Statistics	(in billions)
75th Percentile	$4.4
50th Percentile	$2.7
25th Percentile	$2.1
Aerie Pharmaceuticals, Inc.	$3.0

The companies included in our 2018 peer group and changes from our 2017 peer group are presented in the table below:

	2018	2017	Reason for Change
ACADIA Pharmaceuticals Inc.	✓	✓	—
Agios Pharmaceuticals, Inc.	✓		Commercial company with comparable valuation
Amicus Therapeutics, Inc.	✓	✓	—
Array BioPharma Inc.	✓		Commercial company with comparable valuation
Clovis Oncology, Inc.	✓	✓	—
Coherus BioScience, Inc.	✓	✓	—
Dermira, Inc.		✓	Market capitalization below range
Eagle Pharmaceuticals, Inc.		✓	Market capitalization below range
Foundation Medicine, Inc.	✓	✓	—
Glaukos Corporation	✓	✓	—
Intercept Pharmaceuticals, Inc.	✓	✓	—
Ionis Pharmaceuticals, Inc.	✓	✓	—
Ironwood Pharmaceuticals, Inc.	✓	✓	—
Neurocrine Biosciences, Inc.	✓	✓	—
Portola Pharmaceuticals, Inc.	✓	✓	—
Radius Health, Inc.		✓	Market capitalization below range
Tesaro, Inc.	✓	✓	—
Ultragenyx Pharmaceutical Inc.	✓		Commercial company with comparable valuation
Principal Elements of Executive Compensation
Our executive compensation program consists of a mix of fixed and variable pay elements, with the latter tied to both short- and long-term Company success. Performance-based pay elements are linked to goals that we believe will deliver both year-to-year and long-term increases in stockholder value. The elements of total direct executive compensation include:

Element	Form	Description
Base Salary	Cash	Fixed amount to attract and retain top talent
Annual Cash Bonus	Cash	At-risk variable incentive compensation used to reward strong Company and individual performance against important annual goals
Long-Term Incentive Awards	Equity	Variable incentive compensation that promotes performance, supports retention, and creates stockholder alignment

Fiscal 2018 Compensation Program in Detail
Base Salaries
We set base salaries that are competitive in the marketplace and reflect each individual’s duties, responsibilities, experience and performance. Base salaries are reviewed annually and adjusted periodically to take into account inflation, market movement, promotions, increased responsibility and performance. We do not provide for automatic salary increases.

The Compensation Committee established the base salaries for the NEOs in fiscal 2018 as follows:

Executive	Base Salary at December 31, 2017	Base Salary at December 31, 2018	Percent Increase
Vicente Anido, Jr., Ph.D.	$710,000	$750,000	6%
Richard J. Rubino	$402,792	$450,000	12%
Thomas A. Mitro	$423,308	$460,000	9%
Casey C. Kopczynski, Ph.D.	$359,550	$415,000	15%
John W. LaRocca, Esq.	—	$415,000	—
Increases provided to the other executive officers were consistent with our approach and philosophy, and the factors outlined above.
Annual Bonus (Non-Equity Incentive Compensation)
At the beginning of each fiscal year, the Compensation Committee establishes a non-equity incentive compensation plan that is tied to important short-term business goals. It is an incentive tool to motivate achievement of our goals for the forthcoming fiscal year. Each NEO participates in the plan and has a target bonus opportunity amount that is stated as a percentage of base salary. Participants can earn between 0% and 200% of their targeted payout level based upon actual company and individual performance as reviewed and assessed by the Compensation Committee.
Bonus payouts are made in cash and paid in arrears on an annual basis if the performance goals are met, or at the Board’s discretion after taking into account various subjective factors, including individual performance and execution on our long-term plans. We do not provide for guaranteed bonus payouts.
For 2018, our Compensation Committee set the following target bonus opportunities for each NEO:

Executive	Target Bonus Opportunity as Percentage of Base Salary as of December 31, 2018	Target Bonus Opportunity in Dollars
Vicente Anido, Jr., Ph.D.	70%	$525,000
Richard J. Rubino	50%	$225,000
Thomas A. Mitro	50%	$230,000
Casey C. Kopczynski, Ph.D.	50%	$207,500
John W. LaRocca, Esq.(1)	50%	$179,567
(1) Mr. LaRocca’s target bonus was prorated to reflect his date of hire.
Our Compensation Committee established four core goals to assess short-term Company performance in 2018. The Compensation Committee established goals that span across a balance of meaningful financial and non-financial categories. As a newly commercial pharmaceutical company, we focused on goals that are important to our investors and stockholders. Our financial goals were to achieve an aggressive net revenue goal, as well as to achieve our budgeted net loss. We believe these goals were set at appropriately aggressive levels that were neither certain to be met, nor unachievable at the onset of the year. Although we may use financial performance measures other than net revenue and net loss in the future, the Compensation Committee believes that these were the most meaningful financial measures to assess the Company’s performance in 2018. Our non-financial goals reflect prospective opportunities that we believe can drive future stockholder value.
At the conclusion of the year, our Compensation Committee reviewed the Company’s success against its annual goals. The Compensation Committee’s assessment of our performance against our goals is as follows:

Core Goals	Weighting	Achievement
1. Rhopressa® launch	35%	19%
• Execute a successful commercial launch (met)
• Achieve 2018 net revenue goal (did not meet)
2. RocklatanTM NDA	35%	35%
• File in second quarter of 2018 (met)
3. Advance the pipeline	20%	14%
• File IND for AR-1105 (met)
• Complete IND-enabling studies for AR-13503 (met)
• Add new product candidate to the pipeline (did not meet)
4. Financial metrics	10%	10%
• Achieve budgeted net loss (met)
• Execute financings to fund strategic plan (met)
Total	100%	78%

Overall, the Compensation Committee strives to set objective, measurable goals for the bonus plan each year, but like many development-stage or newly commercial biotechnology or pharmaceutical companies, recognizes that the dynamic nature of drug development and approval requires some subjectivity and qualitative assessment to arrive at the final bonus funding. That qualitative assessment can manifest itself in partial achievement for a goal that is substantially met but not completely met for a particular reason, or reduction in the achievement level if the goal is met but there were suboptimal aspects of the achievement. Based on the performance described above, the Compensation Committee determined to base bonus awards for 2018 on corporate achievement of 78% of target for our NEOs. The under-achievement against target was due to not meeting an aggressive net revenue goal and failing to identify a new product candidate to supplement our existing pipeline. As these goals were weighted by the Compensation Committee as important drivers of our short-term and long-term value, the failure to achieve these targets resulted in a reduction to target bonus of 16% and 6%, respectively.

There also can be adjustments to individual incentive payouts based on the Compensation Committee’s assessment of individual performance that may be outside of the Core Goals. Ultimately the Compensation Committee’s objective is to arrive at bonus payouts that reflect both performance against the set of Core Goals articulated at the onset of the year, as well as an overall evaluation of the Company’s performance and individual performance in that given year. As such, the Compensation Committee did discuss performance and contributions for each NEO and adjusted two individual NEO’s bonus payouts. In the case of Mr. Mitro, the bonus was adjusted downward reflecting on the overall performance of the commercial organization as it relates to the Rhopressa® launch and related net revenue goal. For Mr. LaRocca, the Compensation Committee adjusted his bonus upward to reflect overall contributions in legal and business development that had a material positive impact on the Company’s performance.

Executive	2018 Target Bonus Opportunity in Dollars	Payout Percentage of Target	2018 Actual Bonus Payout
Vicente Anido, Jr., Ph.D.	$525,000	78%	$409,500
Richard J. Rubino	$225,000	78%	$175,500
Thomas A. Mitro	$230,000	70%	$161,000
Casey C. Kopczynski, Ph.D.	$207,500	78%	$161,850
John W. LaRocca, Esq. (1)	$179,567	86%	$153,700
(1) Mr. LaRocca’s target bonus was prorated to reflect his date of hire.
Long-Term Equity Incentive Compensation
The Compensation Committee approves the grant of equity awards under our stock incentive plans to our NEOs. Our stock incentive plans afford the Compensation Committee flexibility to determine the specific award types and parameters that it believes are in the best long-term interests of the Company. We believe that long-term incentive awards provide the strongest alignment with stockholder interests and as such have a general philosophy of emphasizing long-term incentives as part of our total compensation program. Further, we believe that properly structured awards are a valuable motivating incentive and strong retention tool.

The terms of our equity awards generally provide time-based vesting provisions that require the recipient remain an employee of the Company to obtain such awards on the vesting date(s), and in certain instances are also subject to the achievement of performance-based goals. Time-based equity awards are subject to double-trigger acceleration upon a change in control of the Company, whereby outstanding awards are only subject to accelerated vesting or other enhanced vesting in the event that there is a change in control event and the executive is terminated without “Cause” or for “Good Reason” within twelve months following the change in control event.
We do not provide for automatic awarding of equity awards. Grants are typically made by the Compensation Committee to the NEOs on an annual basis after considering factors such as Company and individual performance, current equity ownership by the individual, our total equity usage and dilution, and our available share pool. From time-to-time, we may grant equity awards to our NEOs outside of our annual grant cadence when the Committee believes it is in the best interests of the Company, reflects Company performance and further aligns the interests of our NEOs with those of our stockholders.
Our primary approach for sizing equity awards is to consider the award as a percentage of shares outstanding. Since public reporting requirements stipulate disclosures of equity awards as a grant date fair value, our Compensation Committee evaluates the implied grant date fair value of these awards as a secondary parameter. We believe that our approach is best for the Company as it allows us to better manage our equity pool, but recognize that it can lead to sizable year-to-year swings in the grant date fair value of awards to any particular officer. Our Compensation Committee continues to evaluate this process.
2018 Equity Awards. In February 2018, the Compensation Committee approved equity awards to our NEOs following a review of competitive market data, and company and individual performance. Our approach to these annual awards was to provide a mix of 60% stock options and 40% restricted stock awards as follows:

•	Time-based stock options, which vest in 48 equal installments on each of the first 48 monthly anniversaries of the grant date (four years cumulative).

•	Time-based restricted stock, which vest in four equal installments on each of the first four anniversaries of the grant date (four years cumulative).
Our restricted stock awards were converted on an option-equivalent basis using a 3:1 factor. The Compensation Committee did discuss whether to award grants that vest on the basis of achieving performance targets and ultimately determined not to implement this type of award. This decision was underpinned by the following:

•	Setting multi-year financial goals would be very challenging given the Company’s early stage in product launches and current drug development timeline;

•
The goals that could be used were either (1) already captured in existing, outstanding performance-based grants that were awarded in 2017, or (2) were captured in the Core Goals in the Annual Bonus plan;

•
Performance-based awards are uncommon in development-stage and recently-commercial biotechnology and pharmaceutical companies (less than one-third of our peers have made use of this type of award); and

•	The Compensation Committee favors using time-based stock options and restricted stock to achieve its desired goals of performance-orientation, stockholder alignment, and retention.
In addition, in February 2018, Mr. LaRocca was granted stock options and restricted stock awards pursuant to the LaRocca Agreement (as defined herein) in connection with his commencing employment. The options granted to Mr. LaRocca vest as to 25% on the first anniversary of the grant date and as to the remaining 75% in 36 equal installments on the following 36 monthly anniversaries of the grant date.

Executive	Grant Date	# of Time-Based Stock Options	# of Time-Based Restricted Stock Awards
Vicente Anido, Jr., Ph.D.	2/8/2018	114,358	25,413
Richard J. Rubino	2/8/2018	48,000	10,667
Thomas A. Mitro	2/8/2018	57,500	12,778
Casey C. Kopczynski, Ph.D.	2/8/2018	36,000	8,000
John W. LaRocca, Esq.	2/19/2018	70,000	18,000

In 2017, our Compensation Committee granted performance-based awards to certain of our NEOs. We designed the awards to provide the ultimate alignment of our NEOs’ incentives with stockholder interests. The awards are contingent upon achieving goals that are critical to our success as a company and that we believe will create significant value for our stockholders. The awards feature an additional time-based mechanism to further promote retention:

•
40% of the award vests upon approval and commercial launch of Rhopressa® within a specified period of time, with 50% vesting upon achieving the goal and 50% vesting on the first anniversary of achievement; and

•
60% of the award vests upon approval and commercial launch of RocklatanTM within a specified period of time, with 50% vesting upon achieving the goal and 50% vesting on the first anniversary of achievement.

Dr. Anido received an award of 53,619 performance-based restricted shares in July 2017, and Messrs. Rubino and Mitro each received 22,599 performance-based restricted shares in February 2017. During April 2018, 10,724, 4,520 and 4,520 shares vested for Dr. Anido and Messrs. Rubino and Mitro, respectively, upon the commercial launch of Rhopressa®.
Benefits
Our executives receive the Company’s standard employee benefits package, including health and disability insurance paid by the Company and are eligible to participate in the Company’s 401(k) plan.
Perquisites
We did not provide our NEOs with any perquisites during the fiscal year ended December 31, 2018.
Pension Benefits
Other than the Company’s 401(k) plan, we did not maintain any plan for our NEOs providing for payments or other benefits at, following, or in connection with, retirement during the fiscal year ended December 31, 2018.
Nonqualified Deferred Compensation
We did not maintain any deferred compensation plans for our NEOs for the year ended December 31, 2018.
Employment Agreements with our Executive Officers
We believe that providing our NEOs market-competitive security protections in the event of certain termination scenarios serves as an important retention tool and ensures that our NEOs remain dedicated, motivated and focused on achieving the best results for our stockholders. To that end, we have entered into employment agreements with each of our NEOs (the “NEO Employment Agreements”). These agreements provide certain benefits upon termination of employment that we believe reinforce our pay-for-performance philosophy and reflect best governance practices.
The NEO Employment Agreements generally provide for base salary, a target annual bonus opportunity, certain employee benefits, severance upon qualifying terminations of employment (including in connection with a Change in Control (as defined in the Company’s Amended and Restated Equity Plan) and restrictive covenants during employment and for specified periods following termination of employment. The general terms of the NEO Employment Agreements are described in more detail in the narrative disclosures following the “Grants of Plan-Based Awards” table beginning at page 31 of this Proxy Statement and the terms of the NEO Employment Agreements relating to the termination of an NEO’s employment, including in connection with a Change in Control, are described in more detail in “Potential Payments Upon Termination or Change in Control” beginning at page 37 of this Proxy Statement.
Tax and Accounting Considerations
The Compensation Committee considers tax and accounting implications in its executive compensation determinations, although in some cases, other important considerations may outweigh tax or accounting considerations, and the Compensation Committee maintains the flexibility to compensate its officers in accordance with the Company’s compensation philosophy.
Under Section 162(m) of the Code, the Company will generally not be entitled to a tax deduction for individual compensation over $1 million that is paid to certain executive officers. As in effect prior to its recent amendment by the Tax Act, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. While considering the impact of Section 162(m) and awarding certain elements of compensation that, at the time, were intended to qualify as performance-based compensation, the Committee did not adopt a policy requiring all compensation to be fully deductible under Section 162(m). As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. In light of this amendment, the Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for its executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation if it believes that taking any such action is in the best interests of the Company and its stockholders.
Compensation Risk Assessment
Our management and the Compensation Committee review our compensation practices and policies with regard to risk management. We have reviewed our programs and determined that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company. Further, we identified the following practices that serve to mitigate risk:

•	High level of executive equity ownership to prevent short-term risk taking;

•	Balance between goals and objectives of short- and long-term incentive compensation plans;

•	Proper administrative and oversight controls; and

•	Key compensation governance attributes, as discussed above.

COMPENSATION COMMITTEE REPORT
We, the Compensation Committee of the Board of Directors, met with management to review and discuss the Compensation Discussion and Analysis set forth above, and based upon the review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this report.

Aerie Pharmaceuticals, Inc.
Compensation Committee
Benjamin F. McGraw, III, Pharm.D, Chair
Gerald D. Cagle, Ph.D.
Mechiel M. du Toit

Summary Compensation Table
The following table sets forth the portion of compensation paid to the NEOs that is attributable to services performed during the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Vicente Anido, Jr., Ph.D.	2018	750,000	409,500	—	1,360,866	4,254,360	—	6,774,726
Chief Executive Officer and Chairman of the Board	2017	710,000	618,410	—	3,764,667	4,964,033	—	10,057,110
	2016	549,016	—	329,410	418,669	1,785,900	—	3,082,995
Richard J. Rubino	2018	450,000	175,500	—	571,218	1,785,832	5,625	2,988,175
Chief Financial Officer, Secretary and Treasurer	2017	402,792	235,633	—	1,211,521	1,373,050	—	3,222,996
	2016	387,300	—	180,000	166,900	711,968	—	1,446,168
Thomas A. Mitro	2018	460,000	161,000	—	684,262	2,139,054	—	3,444,316
President and Chief Operating Officer	2017	423,308	275,150	—	1,390,468	2,534,808	—	4,623,734
	2016	403,150	—	191,497	198,194	845,462	—	1,638,303
Casey C. Kopczynski, Ph.D.	2018	415,000	161,850	—	428,400	1,339,321	1,183	2,345,754
Chief Scientific Officer	2017	359,550	186,966	—	195,231	1,267,404	—	2,009,151
	2016	340,000	—	136,000	150,210	605,173	—	1,231,383
John W. LaRocca, Esq. (4)	2018	361,141	153,700	—	975,600	2,677,383	6,225	4,174,049
General Counsel and Assistant Secretary

(1)
Amounts reflected in this column represent the grant date fair value of restricted stock awards, including performance-based RSAs granted in prior years. The grant date fair value is measured based on the closing price of our common stock on the date of grant in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718: Compensation—Stock Compensation (“ASC 718”).

(2)
Amounts reflected in this column represent the grant date fair value of options to purchase common stock, computed in accordance with ASC 718. The valuation methodology and assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019.

(3)	Amounts reflected in this column represent matching contributions under the Company’s 401(k) retirement plan paid during the fiscal year.

(4)	Amounts reflected in the “Salary” and “Non-Equity Incentive Plan Compensation” columns have been prorated to reflect Mr. LaRocca’s date of hire.

Grants of Plan-Based Awards
The following table summarizes the awards granted to each of the NEOs during the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Shares)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Vicente Anido, Jr., Ph.D.
Performance Bonus	—	—	525,000	1,050,000	—	—	—	—
Stock Option Award	2/8/2018	—	—	—	—	114,358	53.55	4,254,360
Restricted Stock Award	2/8/2018	—	—	—	25,413	—	—	1,360,866
Richard J. Rubino
Performance Bonus	—	—	225,000	450,000	—	—	—	—
Stock Option Award	2/8/2018	—	—	—	—	48,000	53.55	1,785,832
Restricted Stock Award	2/8/2018	—	—	—	10,667	—	—	571,218
Thomas A. Mitro
Performance bonus	—	—	230,000	460,000	—	—	—	—
Stock Option Award	2/8/2018	—	—	—	—	57,500	53.55	2,139,054
Restricted Stock Award	2/8/2018	—	—	—	12,778	—	—	684,262
Casey C. Kopczynski, Ph.D.
Performance bonus	—	—	207,500	415,000	—	—	—	—
Stock Option Award	2/8/2018	—	—	—	—	36,000	53.55	1,339,321
Restricted Stock Award	2/8/2018	—	—	—	8,000	—	—	428,400
John W. LaRocca, Esq.
Performance bonus	—	—	207,500	415,000	—	—	—	—
Stock Option Award	2/19/2018	—	—	—	—	70,000	54.90	2,677,383
Restricted Stock Award	2/19/2018	—	—	—	18,000	—	—	975,600

(1)	The dollar amounts set forth in the target column are calculated in accordance with the employee agreement of the respective NEO.

(2)	Represents a grant of RSAs for all our NEOs. All RSAs vest in equal annual installments over a four-year period from the grant date.

(3)	All stock option awards have a four-year vesting schedule, vesting equally over 48 months from the grant date, and have a 10-year term.

(4)	The exercise prices reflect the closing price of our stock on the grant date.

(5)
The fair value of stock awards and option awards were determined as described in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2019.

NEO Employment Agreements

Vicente Anido, Jr., Ph.D.
On July 25, 2017, we entered into an amended and restated employment agreement with Dr. Anido (“Anido Agreement”) which provides for an initial term that expires July 25, 2020, with automatic extensions for successive one (1) year periods thereafter, unless either party provides written notice of non-renewal at least 180 days prior to the end of the then applicable term. The Anido Agreement provides for payment of base salary ($750,000 per annum as of February 8, 2018) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2018, 70%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals. After an overall review of Dr. Anido’s compensation package, on February 7, 2019, our Board approved an increase in Dr. Anido’s base salary to $772,500 while keeping his target annual bonus percentage consistent with the percentage set for 2018. Dr. Anido’s base salary may be increased annually at the discretion of the Board and may be decreased only in connection with an overall reduction in executive officer salaries.
Richard J. Rubino
On March 6, 2017, we entered into an amendment to the amended and restated employment agreement with Mr. Rubino, effective as of December 18, 2013 (“Rubino Agreement”), pursuant to which Mr. Rubino continued to serve as our Chief Financial Officer for successive one (1) year periods which renew automatically on December 18th of each year unless either party provides 90 days’ notice of non-renewal. The Rubino Agreement provides for payment of base salary ($450,000 per annum as of February 8, 2018) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2018, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals. After an overall review of Mr. Rubino’s compensation package, on February 7, 2019, our Board approved an increase in Mr. Rubino’s base salary to $463,000 while keeping his target annual bonus percentage consistent with the percentage set for 2018. Mr. Rubino’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.
Thomas A. Mitro
On March 6, 2017, we entered into an amendment to the amended and restated employment agreement with Mr. Mitro, effective as of December 18, 2013 (“Mitro Agreement”), pursuant to which Mr. Mitro continued to serve as our President and Chief Operating Officer for successive one (1) year periods which renew automatically on December 18 of each year unless either party provides 90 days’ notice of non-renewal. The Mitro Agreement provides for payment of base salary ($460,000 per annum as of February 8, 2018) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2018, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals. After an overall review of Mr. Mitro’s compensation package, on February 7, 2019, our Board approved an increase in Mr. Mitro’s base salary to $473,800 while keeping his target annual bonus percentage consistent with the percentage set for 2018. Mr. Mitro’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.
Casey C. Kopczynski, Ph.D.
On March 6, 2017, we entered into an amendment to the employment agreement with Dr. Kopczynski, dated December 18, 2013 (“Kopczynski Agreement”), pursuant to which Dr. Kopczynski continued to serve as our Chief Scientific Officer for successive one (1) year periods which renew automatically on December 18 of each year unless either party provides 90 days’ notice of non-renewal. The Kopczynski Agreement provides for payment of base salary ($415,000 per annum as of February 8, 2018) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2018, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals. After an overall review of Dr. Kopczynski’s compensation package, on February 7, 2019, our Board approved an increase in Dr. Kopczynski’s base salary to $435,000 while keeping his target annual bonus percentage consistent with the percentage set for 2018. Dr. Kopczynski’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.
John W. LaRocca, Esq.
On January 19, 2018, we entered into an employment agreement with Mr. LaRocca (“LaRocca Agreement”) which provides for an initial term that expires February 19, 2021, with automatic extensions for successive one (1) year periods thereafter, unless either party provides written notice of non-renewal at least 90 days prior to the end of the applicable term. The LaRocca Agreement provides for payment of base salary ($415,000 per annum as of February 8, 2018) and eligibility to receive a target annual bonus equal to a percentage of his base salary (for 2018, 50%), with the actual amount of the annual bonus to be determined by our Board based on achievement of the relevant performance goals. After an overall review of Mr. LaRocca’s compensation package, on February 7, 2019, our Board approved an increase in Mr. LaRocca’s base salary to $430,000 while keeping his target annual bonus percentage consistent with the percentage set for 2018. Mr. LaRocca’s base salary may be increased annually at the discretion of the Board, and may be decreased only in connection with an overall reduction in executive officer salaries.
Equity Incentive Awards

Our NEOs have been eligible to receive long-term equity-based incentive awards, prior to our initial public offering, under the Aerie Pharmaceuticals, Inc. 2005 Stock Option Plan (the “2005 Plan”), and following our initial public offering, under the 2013 Omnibus Incentive Plan, as amended and restated by the Board and adopted by our stockholders in the Annual Meeting of Stockholders held in April 2015 and June 2018 (the “Amended and Restated Equity Plan”). While we believe that long-term equity awards are an important element of the “mix” of compensation paid to our NEOs, we do not maintain any formal grant-making policy. Instead, the Board (or the Compensation Committee) periodically reviews the total level and mix of compensation paid to each of our NEOs in order to determine the appropriate timing and amounts of long-term equity awards so as to continue to promote the alignment of our executive officers’ interests with those of our stockholders.

Vicente Anido, Jr., Ph.D. On February 8, 2018, we granted Dr. Anido an option to purchase 114,358 shares of common stock which will vest ratably on each of the 48 monthly anniversaries of February 8, 2018 such that the option will be fully vested on February 8, 2022. We also granted Dr. Anido 25,413 shares of restricted stock which will vest in four equal annual installments on the anniversaries of February 8, 2018 such that the shares of restricted stock will be fully vested on February 8, 2022. With respect to each of Dr. Anido’s equity awards described above, continued vesting is subject to Dr. Anido’s continued employment with (or provision of services to) us through the applicable vesting date.

Richard J. Rubino. On February 8, 2018, we granted Mr. Rubino an option to purchase 48,000 shares of common stock which will vest ratably on each of the 48 monthly anniversaries of February 8, 2018 such that the option will be fully vested on February 8, 2022. We also granted Mr. Rubino 10,667 shares of restricted stock which will vest in four equal annual installments on the anniversaries of February 8, 2018 such that the shares of restricted stock will be fully vested on February 8, 2022. With respect to each of Mr. Rubino’s equity awards described above, continued vesting is subject to Mr. Rubino’s continued employment with (or provision of services to) us through the applicable vesting date.

Thomas A. Mitro. On February 8, 2018, we granted Mr. Mitro an option to purchase 57,500 shares of common stock which will vest ratably on each of the 48 monthly anniversaries of February 8, 2018 such that the option will be fully vested on February 8, 2022. We also granted Mr. Mitro 12,778 shares of restricted stock which will vest in four equal annual installments on the anniversaries of February 8, 2018 such that the shares of restricted stock will be fully vested on February 8, 2022. With respect to each of Mr. Mitro’s equity awards described above, continued vesting is subject to Mr. Mitro’s continued employment with (or provision of services to) us through the applicable vesting date.

Casey C. Kopczynski, Ph.D. On February 8, 2018, we granted Dr. Kopczynski an option to purchase 36,000 shares of common stock which will vest ratably on each of the 48 monthly anniversaries of February 8, 2018 such that the option will be fully vested on February 8, 2022. We also granted Dr. Kopczynski 8,000 shares of restricted stock which will vest in four equal annual installments on the anniversaries of February 8, 2018 such that the shares of restricted stock will be fully vested on February 8, 2022. With respect to each of Dr. Kopczynski’s equity awards described above, continued vesting is subject to Dr. Kopczynski’s continued employment with (or provision of services to) us through the applicable vesting date.

John W. LaRocca, Esq. On February 19, 2018, we granted Mr. LaRocca an option to purchase 70,000 shares of common stock scheduled to vest 25% on February 19, 2019, and 75% in 36 monthly installments on the corresponding day of each successive month thereafter. The option will be fully vested on February 19, 2022. We also granted Mr. LaRocca 18,000 shares of restricted stock which will vest in four equal annual installments on the anniversaries of February 19, 2018 such that the shares of restricted stock will be fully vested on February 19, 2022. With respect to each of Mr. LaRocca’s equity awards described above, continued vesting is subject to Mr. LaRocca’s continued employment with (or provision of services to) us through the applicable vesting date.

The treatment of Dr. Anido’s, Mr. Rubino’s, Mr. Mitro’s, Dr. Kopczynski’s and Mr. LaRocca’s equity awards upon a termination of employment (as applicable) or a Change in Control is described below in the section entitled “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning outstanding equity awards for each of our NEOs as of December 31, 2018. As of December 31, 2018, the fair market value of a share of our common stock was $36.10.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Vicente Anido, Jr., Ph.D.	846,329	—	(1)	—	3.15	9/12/2023	—		—	—		—
	300,000	—	(1)	—	20.70	3/13/2024	—		—	—		—
	127,578	5,547	(2)	—	28.03	2/25/2025	—		—	—		—
	106,607	43,897	(3)	—	16.69	2/24/2026	—		—	—		—
	71,284	84,244	(6)	—	44.25	2/23/2027	—		—	—		—
	23,825	90,533	(10)	—	53.55	2/8/2028	—		—	—		—
	—	—		—	—	—	5,547	(4)	200,247	—		—
	—	—		—	—	—	12,542	(5)	452,766	—		—
	—	—		—	—	—	12,961	(7)	467,892	—		—
	—	—		—	—	—	25,413	(11)	917,409	—		—
	—	—		—	—	—	—		—	42,895	(8)	1,548,510
Richard J. Rubino	174,939	—	(1)	—	2.90	10/15/2022	—		—	—		—
	25,000	—	(1)	—	3.15	9/12/2023	—		—	—		—
	89,000	—	(1)	—	20.70	3/13/2024	—		—	—		—
	52,109	2,266	(2)	—	28.03	2/25/2025	—		—	—		—
	42,500	17,500	(3)	—	16.69	2/24/2026	—		—	—		—
	19,717	23,302	(6)	—	44.25	2/23/2027	—		—	—		—
	10,000	38,000	(10)	—	53.55	2/8/2028	—		—	—		—
	—	—		—	—	—	2,266	(4)	81,803	—		—
	—	—		—	—	—	5,000	(5)	180,500	—		—
	—	—		—	—	—	3,585	(7)	129,419	—		—
	—	—		—	—	—	10,667	(11)	385,079	—		—

	—	—		—	—	—	—		—	18,079	(9)	652,652
Thomas A. Mitro	126,984	—	(1)	—	3.15	8/26/2023	—		—	—		—
	63,499	—	(1)	—	3.15	9/12/2023	—		—	—		—
	126,000	—	(1)	—	20.70	3/13/2024	—		—	—		—
	68,281	2,969	(2)	—	28.03	2/25/2025	—		—	—		—
	50,469	20,781	(3)	—	16.69	2/24/2026	—		—	—		—
	36,400	43,018	(6)	—	44.25	2/23/2027	—		—	—		—
	11,979	45,521	(10)	—	53.55	2/8/2028	—		—	—		—
	—	—		—	—	—	2,969	(4)	107,181	—		—
	—	—		—	—	—	5,937	(5)	214,326	—		—
	—	—		—	—	—	6,618	(7)	238,910	—		—
	—	—		—	—	—	12,778	(11)	461,286	—		—
	—	—		—	—	—	—		—	18,079	(9)	652,652
Casey C. Kopczynski, Ph.D.	117,000	—	(1)	—	0.41	12/3/2009	—		—	—		—
	60,651	—	(1)	—	0.20	4/28/2011	—		—	—		—
	25,000	—	(1)	—	3.15	9/12/2023	—		—	—		—
	121,000	—	(1)	—	20.70	3/13/2024	—		—	—		—
	41,328	1,797	(2)	—	28.03	2/25/2025	—		—	—		—
	36,125	14,875	(3)	—	16.69	2/24/2026	—		—	—		—
	18,200	21,509	(6)	—	44.25	2/23/2027	—		—	—		—
	7,500	28,500	(10)	—	53.55	2/8/2028	—		—	—		—
	—	—		—	—	—	1,797	(4)	64,872	—		—
	—	—		—	—	—	4,500	(5)	162,450	—		—
	—	—		—	—	—	3,309	(7)	119,455	—		—
	—	—		—	—	—	8,000	(11)	288,800	—		—
John W. LaRocca, Esq.	—	70,000	(12)	—	54.90	2/19/2028	—		—	—		—
	—	—		—	—	0	18,000	(13)	649,800	—		—

(1)	This option was fully vested as of December 31, 2018.

(2)	This option was granted on February 25, 2015. The option vests ratably on each of the 48 successive monthly anniversaries of February 25, 2015 and became fully vested as of February 25, 2019.

(3)	This option was granted on February 24, 2016. The option vests ratably on each of the 48 successive monthly anniversaries of February 24, 2016.

(4)
These shares of restricted stock were granted on February 25, 2015 and vest in four equal annual installments on successive anniversaries of February 25, 2015 and became fully vested as of February 25, 2019.

(5)	These shares of restricted stock were granted on February 24, 2016 and vest in four equal annual installments on successive anniversaries of February 24, 2016.

(6)	This option was granted on February 23, 2017. The option vests ratably on each of the 48 successive monthly anniversaries of February 23, 2017.

(7)	These shares of restricted stock were granted on February 23, 2017 and vest in four equal annual installments on successive anniversaries of February 23, 2017.

(8)	These shares of restricted stock with non-market performance conditions were granted on July 25, 2017 and vest upon the satisfaction of certain performance and service conditions.

(9)	These shares of restricted stock with non-market performance conditions were granted on February 23, 2017 and vest upon the satisfaction of certain performance and service conditions.

(10)	This option was granted on February 8, 2018. The option vests ratably on each of the 48 successive monthly anniversaries of February 8, 2018.

(11)	These shares of restricted stock were granted on February 8, 2018 and vest in four equal annual installments on successive anniversaries of February 8, 2018.

(12)	This option was granted on February 19, 2018. The option vests 25% on February 19, 2019 and 75% ratably on the following 36 monthly anniversaries of February 19, 2018.

(13)	These shares of restricted stock were granted on February 19, 2018 and vest in four equal annual installments on successive anniversaries of February 19, 2018.

Option Exercises and Stock Vested
The following table summarizes options exercised and stock vested with respect to each of the NEOs during the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise (#)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Name
Vicente Anido, Jr., Ph.D.	200,000	11,843,645	26,863	1,441,747
Richard J. Rubino	—	—	10,480	562,314
Thomas A. Mitro	190,000	10,852,515	12,663	679,869
Casey C. Kopczynski, Ph.D.	3,226	169,556	5,150	277,328
John W. LaRocca, Esq.	—	—	—	—

(1)	This column represents the number of shares of common stock for which the options were exercised.

(2)	The amounts in this column represent the aggregate dollar value realized upon exercise of options.

(3)	This column represents the number of shares of common stock that have vested.

(4)	The amounts in this column represent the aggregate dollar value realized upon vesting of stock.
Pension Benefits
We did not maintain any plan for our NEOs providing for payments or other benefits at, following, or in connection with retirement, during the fiscal year ended December 31, 2018.

Nonqualified Deferred Compensation
We did not maintain any deferred compensation plans for our NEOs for the year ended December 31, 2018.

Potential Payments Upon Termination or Change in Control

In the event of a termination of Dr. Anido’s employment by the Company without Cause (as defined in the Anido Agreement) or by Dr. Anido for Good Reason (as defined in the Anido Agreement), Dr. Anido will be entitled to, subject to his execution and delivery of an effective release of claims against the Company, (i) six months of base salary paid in a lump sum, (ii) continued payment of Dr. Anido’s base salary at the rate in effect at the time of termination for a period of six months or a period of 18 months if such termination of employment occurs within 12 months following a Change Control (as defined in the Amended and Restated Equity Plan) (in each case with the payments beginning six months following the termination date), (iii) 12 months of Company-paid health insurance continuation coverage (24 months if such termination of employment occurs within 12 months following a Change in Control) less the amount payable by an active employee for such coverage and (iv) payment of the greater of (x) the target annual performance bonus for the year in which termination occurs and (y) the average of the annual performance bonuses received by Dr. Anido for the three years immediately preceding the date of termination (the payments provided under clauses (i), (ii), (iii) and (iv), collectively, the “Anido Severance Payments”). In the event Dr. Anido’s employment is terminated by the Company for Cause, or he resigns without Good Reason, Dr. Anido will not be entitled to receive any Anido Severance Payments.

With respect to each of Messrs. Rubino, Mitro and LaRocca and Dr. Kopczynski, in the event of a termination of the NEO’s employment by the Company without Cause (as such term is defined in the applicable NEO Employment Agreement) or by the NEO for Good Reason (as such term is defined in the applicable NEO Employment Agreement), the NEO will be entitled to, subject to his execution and delivery of an effective release of claims against the Company, (i) continued payment of the NEO’s base salary at the rate in effect at the time of termination for a period of 12 months and (ii) 12 months of Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage (the payments provided under clauses (i) and (ii), collectively, the “NEO Severance Payments”). Additionally, in the event of a termination of the NEO’s employment by the Company without Cause or by the NEO for Good Reason at any time during the twelve (12) months following a Change in Control (as defined in the Amended and Restated Equity Plan), the NEO would be entitled to, subject to his execution and delivery of an effective release of claims against the Company, (i) continued payment of the NEO’s base salary at the rate in effect at the time of termination for a period of 18 months, (ii) 18 months of Company-paid health insurance continuation coverage less the amount payable by an active employee for such coverage, and (iii) an amount equal to 1.5 times the greater of (x) the target annual performance bonus for the year in which termination occurs and (y) the average of the annual performance bonuses received by the NEO for the two years immediately preceding the date of termination (the payments provided under clauses (i), (ii), and (iii), collectively, the “NEO Change in Control Severance Payments”). With respect to each of Messrs. Rubino, Mitro and LaRocca and Dr. Kopczynski, in the event an NEO’s employment is terminated by the Company for Cause, or he resigns without Good Reason, the NEO will not be entitled to receive any NEO Severance Payments.

For each of our NEOs, the NEO Employment Agreement provides that in the event the NEO’s employment is terminated by the Company with or without Cause, or he resigns for or without Good Reason, unless treatment more favorable to the NEO is provided in the applicable equity plan or award agreement, he will have a post-termination exercise period of 90 days during which he may exercise the portion of his options to purchase shares of common stock of the Company that was vested as of the termination date.

Each of the NEO Employment Agreements provide that to the extent any of the payments or benefits provided or to be provided by the Company or its affiliates to the NEO pursuant to the terms of the NEO Employment Agreement or otherwise would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such Parachute Payments will be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever results in the NEO receiving the highest after-tax amount. If such a reduction in Parachute Payments is necessary the reduction will occur in the manner that results in the greatest economic benefit to the NEO. The NEO Employment Agreements do not provide for excise tax gross-ups.

Each of the NEO Employment Agreements provide that the NEO, during the employment term and thereafter, has an obligation of confidentiality and non-disclosure in regard to any confidential and proprietary information owned by, or received by or on behalf of, the Company or any of its affiliates. Additionally, each of the NEO Employment Agreements provides that during the employment term and for a period of 12 months thereafter, the NEO shall not, directly or indirectly, without the Company’s prior written consent (a) hire, contact, induce or solicit for employment any person who is, or within six months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its affiliates, or (b) induce or solicit any customer, client or vendor of, or other person having a business relationship with, the Company or any of its affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its affiliates, or interfere with any relationship between the Company or any of its affiliates and any of their respective customers, clients, vendors or any other business contacts.

In addition, pursuant to the terms of each NEO’s stock option awards and restricted stock awards granted under the Amended and Restated Equity Plan, in the event an NEO’s employment is terminated without Cause (as defined in the Amended and Restated Equity Plan) in connection with or within the one-year period following a Change in Control (as defined in the Amended and Restated Equity Plan), the NEO’s options shall become fully vested and exercisable and the NEO’s shares of restricted stock will become fully vested, in each case, as of the date of Termination.
The payments and benefits to which our NEOs would be entitled in the event of certain termination of employment events, or as a result of a Change of Control, are set forth in the table below, following a description of these payments and benefits, assuming the event occurred on December 31, 2018. For this purpose, we have assumed a value of $36.10 per share of our common stock, the closing price of our common stock on December 31, 2018.

	Termination by Co. without Cause or by Exec. for Good Reason		Termination by Co. without Cause or by Executive for Good Reason within 12 Months Following a Change in Control
Name	Cash and Benefits ($)(1)	Value of Equity Acceleration ($)(2)	Cash and Benefits ($)(3)	Value of Equity Acceleration ($)(4)
Vicente Anido, Jr., Ph.D.	1,292,886	—	1,536,666	3,322,256
Richard J. Rubino	467,886	—	1,039,776	1,297,933
Thomas A. Mitro	477,886	—	1,062,276	1,612,193
Casey C. Kopczynski, Ph.D.	441,567	—	974,264	938,802
John W. LaRocca, Esq.	441,567	—	974,264	649,800

(1)	Amounts in this column represent the cash and benefits to be paid to the executive in the event of termination by the Company without Cause or by the executive for Good Reason.

(2)	Amounts in this column represent the value of equity acceleration in the event of termination by the Company without Cause or by the executive for Good Reason.

(3)	Amounts in this column represent the cash and benefits to be paid to the executive in the event of a qualifying termination occurring within 12 months following a Change in Control.

(4)	Amounts in this column represent the value of equity acceleration in the event of a qualifying termination occurring within 12 months following a Change in Control.
Treatment of Equity in the Event of a Transfer of Control. The 2005 Plan provides that in the event of a Transfer of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation (or a parent or subsidiary of the successor corporation). If the successor corporation in a Transfer of Control refuses to assume or substitute for any outstanding option, the option shall fully vest and become exercisable. An option shall be considered assumed if, following the Transfer of Control, the option confers upon the holder the right to receive, in respect of each share underlying such option, the per share consideration (whether in the form of stock, cash or other securities or property) received by holders of our common stock (as of the effective date of the transaction) in the Transfer of Control, provided, however, that if such consideration received in the Transfer of Control is not solely capital stock of the successor corporation (or parent thereof), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the option, for each share subject to the option, to be solely capital stock of the successor corporation (or parent thereof) equal in fair market value to the per share consideration received by holders of our common stock in the Transfer of Control. Upon occurrence of a Transfer of Control, each outstanding option, to the extent not exercised prior to or concurrently with the Transfer of Control, shall terminate as of the effective time of the Transfer of Control, unless such option is assumed or replaced with an option to purchase shares of capital stock in the successor corporation. Notwithstanding the foregoing, if the successor corporation (or a parent or subsidiary of the successor corporation), either (a) does not offer employment to the executive on terms comparable to his then existing terms of employment (as determined by the Board) or (b) terminates the executive’s employment without cause (as such term is defined in the executive’s agreement or 2005 Plan, as applicable) within one year after the Transfer of Control, then the entire unexercisable portion of the outstanding option that would become exercisable during the twelve months following the occurrence of either of the events set forth in clauses (a) or (b) above, shall become immediately exercisable.

Treatment of Equity in the Event of a Corporate Transaction. The Amended and Restated Equity Plan provides that in the event of a Corporate Transaction (as defined in the Amended and Restated Equity Plan), all outstanding awards may (a) continue following such Corporate Transaction, which may include, in the discretion of the compensation committee, the assumption, continuation or substitution of the awards, in each case with appropriate adjustments to the number, kind of shares, and exercise prices, as applicable or (b) terminate. If the outstanding options are terminated in the event of a Corporate Transaction, the holders of vested options must be provided either (a) fifteen days to exercise their options or (b) payment (in cash or other consideration) in respect of each share covered by the option being cancelled in an amount equal to the excess of the per share price to be paid to stockholders in the Corporate Transaction over the price of the option. If the per share price to be paid to stockholders in the Corporate Transaction is less than the exercise price of the option, the options may be terminated without payment of any kind. If vested awards other than options are terminated in the event of a Corporation Transaction, the holders of such awards must be provided payment (in cash or other consideration), in respect of each share covered by such award being cancelled, of the per share price to be paid to stockholders in the Corporate Transaction. Unvested awards may be treated, at the discretion of the Compensation Committee (the “Committee”), in the same manner as described above for vested options. The Committee may also accelerate the vesting on any unvested awards and, in the case of options, provide holders of such options a reasonable opportunity to exercise the award.

Notwithstanding the foregoing, in connection with a Corporate Transaction, the Committee may, in its sole and absolute discretion, cause any of the following actions to be taken effective upon or at any time prior to the Corporate Transaction (and such action may be made contingent upon the occurrence of the Corporate Transaction): (a) cause any or all unvested options to become fully vested and immediately exercisable and/or provide holders of options a reasonable period of time prior to the Corporate Transaction to exercise their options; (b) with respect to unvested options that are terminated in connection with the Corporate Transaction, provide to holders a payment (in cash or other consideration) in respect of each share underlying the options equal to all or a portion of the excess, if any, of the per share price to be paid or distributed to stockholders in the Corporate Transaction over the exercise price of the option, which may be paid in accordance with the vesting schedule of the options as set forth in the applicable award agreement; (c) cause any or all unvested awards other than options to become fully vested and immediately exercisable or (d) with respect to unvested awards other than options that are terminated in connection with the Corporate Transaction, provide to holders a payment (in cash or other consideration), in respect of each share underlying the award, equal to all or a portion of the per share price to be paid or distributed to stockholders in the Corporate Transaction, which may be paid in accordance with the vesting schedule of the awards as set forth in the applicable award agreement.

Pay Ratio Disclosure

We determined that the 2018 annual total compensation of the individual identified as our median paid employee as of December 31, 2018, other than our CEO, was $171,192; our CEO’s 2018 annual total compensation for 2018 was $6,774,726, and the ratio of these amounts was 1-to-40.
To identify our median employee, we used the following methodology:

•	We determined our median employee based on our employee population as of December 31, 2018.

•
We used a consistently applied compensation measure that included the sum of each employee’s base salary, bonuses and commissions earned in 2018, and the grant date fair value of all equity granted in 2018.

•	We annualized the base salaries for employees who were employed by us for less than the entire calendar year.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on the annual average exchange rates for the year ended December 31, 2018.
Using this approach, we identified our median employee and then calculated the annual total compensation of this employee for 2018 in accordance with the requirements of the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking that our stockholders approve, on an advisory basis, the compensation of our executive officers named in the Summary Compensation Table of this proxy statement. This proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
In connection with this proposal, the Board encourages stockholders to review in detail the description of the compensation program for our named executive officers that is set forth in the Compensation Discussion and Analysis beginning on page 19, as well as the information contained in the compensation related tables and narrative discussion in this proxy statement.
As described in more detail in the Compensation Discussion and Analysis beginning on page 19, our overarching compensation philosophy is to pay for performance. This has been accomplished in a number of ways, including by structuring our program so that a significant portion of the ultimate amount of compensation earned by our named executive officers is earned through bonuses and an increase in the intrinsic value of equity grants. Further, our compensation program is designed to align the compensation of our named executive officers with the interests of our stockholders, and therefore provide a majority of compensation in the form of long-term equity incentives that tie our named executive officers’ compensation directly to the performance of our stock.
Although the advisory vote is non-binding, the Board values stockholders’ opinions. The Compensation Committee will review the results of the vote and consistent with our record of stockholder responsiveness, the Compensation Committee will consider stockholders’ views and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement by voting "FOR" the following resolution:
“RESOLVED, that the stockholders of Aerie Pharmaceuticals, Inc. approve, on an advisory basis, the compensation paid to Aerie Pharmaceuticals, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion in Aerie Pharmaceuticals, Inc.'s 2019 Proxy Statement.”

Vote Required
The proposal to approve, on an advisory basis, the compensation of our named executive officers requires an affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the proposal.

Our Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

DIRECTOR COMPENSATION

Pursuant to the Company’s non-employee director compensation policy, each non-employee director is eligible to receive a prorated annual base retainer of $50,000. In addition, our non-employee directors were eligible to receive the following cash compensation for board services, as applicable:

•	The lead independent director is eligible to receive an additional annual retainer of $25,000;

•
Each member of our audit, compensation and nominating and corporate governance committees, other than the chairperson, is eligible to receive an additional annual retainer of $10,000, $7,500 and $5,000, respectively; and

•	Each chairperson of our audit, compensation and nominating and corporate governance committees is eligible to receive an additional annual retainer of $20,000, $17,500 and $10,000, respectively.

All amounts are paid in quarterly installments. We reimburse each of our directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.

In addition, newly appointed non-employee directors shall be eligible to receive a one-time initial option award to purchase 25,000 shares of common stock, which will vest quarterly over a three-year period subject to the director’s continued service on the Board. Pursuant to the Company’s current non-employee director equity compensation policy, each continuing non-employee director shall be eligible to receive on the date of each annual meeting of stockholders an annual option award to purchase 7,800 shares of common stock and 1,750 shares of restricted stock, each of which will vest on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board.

Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2018, for their service on our Board.

Name	Fees Earned or Paid in Cash	Option Awards		Stock Awards		Total
Gerald D. Cagle, Ph.D.	$63,159	$332,197	(1)(3)	$114,013	(2)	$509,369
Richard Croarkin	$55,659	$332,197	(1)(4)	$114,013	(2)	$501,869
Michael M. du Toit	$58,159	$332,197	(1)(4)	$114,013	(2)	$504,369
Murray A. Goldberg	$65,659	$332,197	(1)(3)	$114,013	(2)	$511,869
David W. Gryska	$18,098	$982,896	(6)	$—		$1,000,994
Benjamin F. McGraw, III, Pharm.D	$87,074	$332,197	(1)(5)	$114,013	(2)	$533,284
Julie McHugh	$60,659	$332,197	(1)(4)	$114,013	(2)	$506,869

(1)
The amounts included represent the grant date fair value of an option to purchase 7,800 shares of common stock granted on June 7, 2018 and is scheduled to vest in 12 equal installments on the monthly anniversaries of June 7, 2018, all of which was outstanding as of December 31, 2018. The grant date fair value was computed in accordance with ASC 718. The valuation assumptions used in determining such amounts are described in the notes to our audited consolidated financial statements incorporated herein by reference to our Form 10-K filed with the SEC on March 1, 2019.

(2)
The amounts included represent the grant date fair value of 1,750 shares of restricted stock granted on June 7, 2018, which is scheduled to fully vest on June 7, 2019. The grant date fair value is measured based on the closing price of our common stock on the date of grant.

(3)	In addition to the option awards granted during 2018, this director has options to purchase 71,500 shares of common stock, all of which were outstanding as of December 31, 2018.

(4)	In addition to the option awards granted during 2018, this director has options to purchase 45,000 shares of common stock, all of which were outstanding as of December 31, 2018.

(5)	In addition to the option awards granted during 2018, this director has options to purchase 55,000 shares of common stock, all of which were outstanding as of December 31, 2018.

(6)
This newly appointed director received a one-time initial option award to purchase 25,000 shares of common stock, which will vest quarterly over a three-year period subject to the director’s continued service on the Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Related Person Transactions
All related person transactions are reviewed and approved by our audit committee in accordance with our related party transaction policy. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or an immediate family member of any of the foregoing or any entity owned or controlled by any of the foregoing persons. The standard applied by our audit committee seeks to ensure that any related person transaction is consistent with our related transaction policy and is on terms, taken as a whole, which are no less favorable to the Company than could be obtained in an arm’s-length transaction with an unrelated third party.

Certain Related-Person Transactions

Other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation—Executive Agreements” and “Director Compensation,” we have no other related-party transactions that are subject to disclosure in accordance with our related party transaction policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 15, 2019 by:

•	our named executive officers;

•	our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock.

We have based our calculation of beneficial ownership on 45,917,447 shares of common stock outstanding as of March 15, 2019.

Information with respect to beneficial ownership is based upon information furnished to us by each director and executive officer and Schedules 13D or 13G filed with the SEC, as the case may be. Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock that are issuable upon the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days of March 15, 2019, in each case with any shares of common stock issuable upon the exercise of such stock options or warrants being deemed to be outstanding and beneficially owned by the person holding such options or warrants that are either immediately exercisable or exercisable within 60 days of March 15, 2019. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. The information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703.

	SHARES BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT
5% Stockholders
Entities affiliated with Wellington Management Company, LLP (1)	6,252,699	13.62%
The Vanguard Group (2)	4,036,437	8.79%
Entities affiliated with Foresite Capital Management (3)	3,885,014	8.46%
BlackRock, Inc. (4)	3,208,945	6.99%
Entities affiliated with Adage Capital Management (5)	3,146,411	6.85%
Entities affiliated with The Hartford Mutual Funds, Inc. (6)	2,697,905	5.88%
Executive Officers and Directors
Vicente Anido, Jr., Ph.D. (7)	1,703,869	3.59%
Richard J. Rubino (8)	770,393	1.66%
Thomas A. Mitro (9)	582,478	1.25%
Casey C. Kopczynski, Ph.D. (10)	543,671	1.17%
John W. LaRocca, Esq. (11)	45,813	*
Gerald D. Cagle, Ph.D. (12)	98,450	*
Richard Croarkin (13)	56,750	*
Michael M. du Toit (13)	56,750	*
Murray A. Goldberg (14)	84,950	*
Benjamin F. McGraw, III, Pharm.D (15)	68,450	*
Julie McHugh (13)	56,750	*
David W. Gryska(16)	6,163	*
All executive officers and directors as a group (12 persons)	4,074,487	8.71%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
The information concerning entities affiliated with Wellington Management Company LLP is based solely upon a Schedule 13G/A filed with the SEC on February 12, 2019. The address of Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(2)
The information concerning The Vanguard Group is based solely upon a Schedule 13G/A filed with the SEC on February 11, 2019. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
The information concerning entities affiliated with Foresite Capital Management is based solely upon a Schedule 13G/A filed with the SEC on February 13, 2019. The address of Foresite Capital Management is 600 Montgomery Street, Suite 4500, San Francisco, California 94111.

(4)
The information concerning BlackRock, Inc. is based solely upon a Schedule 13G/A filed with the SEC on February 4, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)
The information concerning entities affiliated with Adage Capital Management is based solely upon a Schedule 13G/A filed with the SEC on February 13, 2019. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd floor, Boston, Massachusetts 02116.

(6)
The information concerning entities affiliated with Hartford Mutual Funds, Inc. is based solely upon a Schedule 13G filed with the SEC on February 14, 2019. The address of Hartford Mutual Funds, Inc. is 690 Lee Road, Wayne, Pennsylvania 19087.

(7)
Consists of (a) 145,967 shares of common stock, (b) 32,171 shares of unvested performance restricted stock and (c) 1,525,731 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(8)
Consists of (a) 324,718 shares of common stock, (b) 13,559 shares of unvested performance restricted stock and (c) 432,116 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(9)
Consists of (a) 60,199 shares of common stock, (b) 13,559 shares of unvested performance restricted stock and (c) 508,720 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(10)	Consists of (a) 101,511 shares of common stock and (b) 442,160 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(11)	Consists of (a) 23,458 shares of common stock and (b) 22,355 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(12)	Consists of (a) 19,800 shares of common stock and (b) 78,650 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(13)	Consists of (a) 4,600 shares of common stock and (b) 52,150 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(14)	Consists of (a) 6,300 shares of common stock and (b) 78,650 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(15)	Consists of (a) 6,300 shares of common stock and (b) 62,150 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

(16)	Consists of (a) 1,996 shares of common stock and (b) 4,167 shares of common stock issuable upon exercise of options exercisable within 60 days after March 15, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements during that fiscal year were met.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of restricted stock	Weighted-average exercise price of outstanding options, warrants, rights and restricted stock	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2005 Equity Incentive Plan (1)	1,579,133	$2.76	—
Amended and Restated Equity Plan (1)	4,911,091	$30.06	4,858,525
Employee Stock Purchase Plan	—	—	492,493
Equity compensation plans not approved by security holders
Inducement Award Plan	1,017,601	$48.04	245,906
Total	7,507,825	$26.75	5,596,924

(1)
No additional awards will be made under the 2005 Equity Incentive Plan and 2013 Omnibus Incentive Plan. At the 2018 Annual Meeting of Stockholders held on June 7, 2018, the Company’s stockholders approved the adoption of the Amended and Restated Equity Plan. Any remaining shares available under the 2013 Omnibus Incentive Plan were allocated to the Amended and Restated Equity Plan.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder proposals should be addressed to our Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703.

If you wish to submit a proposal to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders, we must receive the proposal on or before December 12, 2019 pursuant to the proxy soliciting regulations of the SEC. However, if the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 Annual Meeting of Stockholders. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.

Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting, which notice must contain specific information required by Article I of our amended and restated by-laws.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting and (b) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2020 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at the address set forth above no earlier than January 24, 2020 and no later than February 23, 2020.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

AVAILABILITY OF CERTAIN DOCUMENTS

We will mail without charge, upon written request, a copy of our 2018 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, excluding exhibits. Requests can be made by email, sendmaterial@proxyvote.com, or by a written request addressed to our Secretary, c/o Aerie Pharmaceuticals, Inc., 4301 Emperor Boulevard, Suite 400, Durham, North Carolina 27703. Please include your control number with your request.

Stockholders residing in the same household who hold their stock through a broker, bank or other nominee may receive only one copy of the Notice and, if applicable, one set of proxy materials in accordance with a notice sent earlier by their broker, bank or other nominee. This practice will continue unless instructions to the contrary are received by the broker, bank or other nominee from one or more of the stockholders within the household. We will promptly deliver a separate copy of the Notice or set of proxy materials, as the case may be, if you make a written or oral request to our corporate secretary at the address above, or by calling (919) 237-5300.

If you hold your shares in “street name” and reside in a household that received only one copy of the Notice and, if applicable, one set of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your broker, bank or other nominee. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your broker, bank or other nominee.

By Order of the Board of Directors

Richard J. Rubino
Chief Financial Officer, Secretary and Treasurer

Aerie Pharmaceuticals, Inc. 4301 Emperor Boulevard, Suite 400 Durham, North Carolina 27703
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL for the following proposal:		All	All	Except
1. Election of Directors		☐	☐	☐

Nominees
01 G. D. Cagle, Ph.D.	02 R. Croarkin
The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.						☐	☐	☐
3. The Board of Directors recommends you vote FOR the following proposal: To approve, by a non-binding vote, the compensation of our named executive officers (“say-on-pay”)						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report (including the Form 10-K), Notice & Proxy Statement are available at www.proxyvote.com.

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AERIE PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 23, 2019 8:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors

The undersigned appoints Vicente Anido, Jr. and Richard J. Rubino, or either of them, as proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Aerie Pharmaceuticals, Inc. (the “Company”), to be held on Thursday, May 23, 2019, at 8:00 A.M. Eastern Time, at The St. Regis New York, located at Two East 55th Street, New York, New York 10022 and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the shares of common stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Annual Meeting.

This Proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this Proxy will be voted in accordance with the Board of Directors’ recommendations, which are set forth on the reverse side hereof.

The votes entitled to be cast by the undersigned will be cast in the discretion of the persons named herein on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side

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